UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Southern First Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

____________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHERN FIRST BANCSHARES, INC.

6 Verdae Boulevard | Greenville, South Carolina 29607

Notice of Annual Meeting of Shareholders To Be Held on May 19, 2026

Dear Fellow Shareholder:

We cordially invite you to attend the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Southern First Bancshares, Inc. (the “Company” or “Southern First”), the holding company for Southern First Bank (the “Bank”). At the meeting, we will report on our performance in 2025 and answer your questions. We look forward to discussing both our accomplishments and our future plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 19, 2026 at the Bank’s principal executive office located at 6 Verdae Boulevard, Greenville, South Carolina, at 9:30 a.m. Eastern Time, for the following purposes:

1.	To elect 16 directors to serve a one-year term;
2.	To approve the compensation of our named executive officers as disclosed in the accompanying proxy statement (this is a non-binding, advisory vote);
3.	To ratify the appointment of Elliott Davis, LLC as our independent registered public accountant for the year ending December 31, 2026; and
4.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 20, 2026 are entitled to attend and vote at the Annual Meeting. The enclosed proxy statement and proxy are first being sent to our shareholders on or about April 6, 2026. A complete list of these shareholders will be available at our offices prior to the meeting. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

You may vote by mail, online, or by telephone in advance of the meeting, in addition to voting by ballot if you attend in person. We encourage you to use the method of voting that is most convenient for you.

Important Notice of Internet Availability. This proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2025 are available to the public for viewing on the Internet at http://www.edocumentview.com/sfst. Directions to the annual meeting can be obtained by contacting Ms. Elizabeth Smeak at 864.679.9000.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

Greenville, South Carolina April 6, 2026	R. Arthur Seaver, Jr. Chief Executive Officer

SOUTHERN FIRST BANCSHARES, INC.

6 Verdae Boulevard

Greenville, South Carolina 29607

Proxy Statement for Annual Meeting of

Shareholders to be Held on May 19, 2026

Our Board of Directors is soliciting proxies for the 2026 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

In this proxy statement, “we,” “us,” “our,” “Southern First,” or the “Company” refer to Southern First Bancshares, Inc., the “Bank” refers to Southern First Bank, and “you” and “your” refer to each shareholder of Southern First Bancshares, Inc.

VOTING INFORMATION

Record Date; Shares Outstanding

Our Board of Directors set March 20, 2026 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 8,247,710 shares of common stock outstanding on the record date.

Shares Held in Street Name

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee to vote your shares as you decide and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

Quorum and Adjournment

A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. If a share is represented for any purpose at the meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, is required to be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with our Bylaws. Our directors, officers and employees may solicit proxies for the reconvened meeting in person or by mail, telephone or other means. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Once a quorum has been established, it will not be affected by the departure of shares before the meeting is adjourned.

Required Vote

Provided a quorum is established at the annual meeting, directors will be elected by a plurality of the votes cast at the meeting. Shareholders of the Company do not have cumulative voting rights in the election of directors. Each of the other matters to be considered and acted upon at the meeting, including (i) the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers, and (ii) the proposal to ratify, on a non-binding advisory basis, the appointment of Elliott Davis, LLC (“Elliott Davis”) as our independent registered public accountant for the year ending December 31, 2026, will be approved if the votes cast in favor of the matter exceed the number of votes cast against. Abstentions and broker non-votes will not be counted as votes cast on these proposals and therefore will have no effect on the outcome of such matters.

Stockbrokers are generally permitted by their regulatory authorities to vote shares held by them for their customers on matters considered by the regulatory authorities to be routine, even if the stockbrokers have not received voting instructions from their customers. If the regulatory authorities do not consider a matter routine, then a stockbroker is generally prohibited from voting a customer’s shares on the matter unless the customer has given voting instructions on that matter to the stockbroker. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to the ratification of our independent registered public accountant – but not with respect to any of the other proposals to be voted on at the annual meeting. Because the proposals to elect directors and to approve, on a non-binding advisory basis, the compensation of our named executive officers are not considered to be routine matters, it is important that you provide instructions to your bank or broker if your shares are held in street name so that your vote with respect to these matters is counted. Stockbrokers and banks holding shares for their customers will not have the ability to cast votes with respect to these matters unless they have received instructions from their customers. Your stockbroker or bank will not vote on these non-routine matters if you do not give voting instructions with respect to these matters.

Appointed Proxies

When you sign the enclosed proxy card, you appoint James B. Orders, III and Andrew B. Cajka as your representatives at the meeting. Mr. Orders and Mr. Cajka will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Orders and Mr. Cajka will vote your proxy “FOR” the election to the board of directors of all nominees listed below under “Election of Directors,” “FOR” the non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement, and “FOR” the ratification of our independent registered public accountant. In addition, if any other matters come before the meeting, Mr. Orders and Mr. Cajka will vote your proxy on such matters in accordance with their judgment.

Revocability of Proxies and Changes to Your Vote

If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account), you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

Solicitation of Proxies

We are paying for the costs of preparing and mailing the proxy materials and reimbursing brokers and others for their expenses in forwarding copies of the proxy materials to our shareholders. Our directors, officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so.

Availability of Information

Our 2025 Annual Report to Shareholders on Form 10-K, including financial statements and financial statement schedules, but not the exhibits to the Form 10-K, and the 2026 Notice of Annual Meeting and Proxy Statement are available on the following website, http://www.edocumentview.com/sfst or through the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov. This information may be obtained without charge upon written request to Southern First Bancshares, Inc. Please direct your requests to

Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary. Copies of exhibits to the Form 10-K may be requested at the cost of 30 cents per page from the Company.

Householding of Proxy Materials

Only one copy of our proxy materials is being delivered to two or more shareholders who share an address unless we have received contrary instructions from one or more of the holders. However, upon request by any shareholder, we will deliver one or more additional copies of this proxy statement and our 2025 Annual Report to Shareholders on Form 10-K at a shared address to which a single copy of the documents was delivered. Accordingly, shareholders should contact us either by phone at 864.679.9000 or in writing to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary, if they wish to receive any additional copies of our proxy materials. Shareholders who share an address and are currently receiving multiple copies of our proxy materials may contact us at the same phone number or address if they wish to receive a single copy of our proxy materials in the future.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

At the 2023 annual meeting of shareholders, our shareholders approved an amendment to the Articles of Incorporation to phase out the classified structure of our board of directors. Under that amendment, the entire board will be elected annually beginning with this 2026 Annual Meeting.

The Board of Directors has nominated 16 directors who, if elected by shareholders at the 2026 Annual Meeting, will be expected to serve until the 2027 Annual Meeting or until their respective successors are elected and qualified. All nominees currently serve as directors on our Board.

Nominee	Age	Principal Occupation	Director Since	Independent	Committee Membership (C=Chair)
Andrew B. Cajka, Jr.	66	President, Southern Hospitality Group	1999	✓	Audit – C Risk Nominating & Governance
Jennifer S. Cluverius	44	Shareholder, Maynard Nexsen, PC	2025	✓	Compensation
Mark A. Cothran	68	President, Cothran Properties, LLC and Cothran Homes, LLC	1999	✓	Risk
Leighton M. Cubbage	73	Chairman, Allie Capital	1999	✓	Audit Compensation
Anne S. Ellefson	71	Retired, Vice President-Deputy General Counsel, Prisma Health	2001	✓	Audit Compensation – C
David G. Ellison	76	Retired, Managing Director, Northwestern Mutual	2001	✓	Risk - C
Darrin Goss, Sr.	55	President and CEO, Coastal Community Foundation	2025	✓	Audit
Terry Grayson-Caprio	62	Retired, Audit Partner, KPMG	2021	✓	Audit Nominating & Governance - C
Tecumseh Hooper, Jr.	78	Board Chair, FGP International, Inc.	1999	✓	Compensation Risk
Rudolph G. Johnstone, III, M.D.	65	Director and Physician, Allergy Partners	1999	✓	Compensation Risk
Ray A. Lattimore	66	President and CEO, Marketplace Professional Staffing	2021	✓	Risk
Anna T. Locke	49	President and Owner, A.T. Locke, PC	2018	✓	Audit
William A. Maner, IV	63	Partner, Edge Capital	2021	✓	Compensation Risk
William M. McClatchey, Jr.	53	CEO, Chaucer Creek Capital	2025	✓	Risk
James B. Orders, III*	73	Retired, President, Park Place Corporation	1999	✓	Audit Compensation Nominating & Governance
R. Arthur Seaver, Jr.	62	CEO, Southern First Bancshares and Bank	1999

* Chairman of the Board

The directors will be elected by a plurality of the votes cast at the meeting, which means that the 16 nominees receiving the highest number of votes cast will be elected. Shareholders do not have cumulative voting rights with respect to the election of directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Orders and Mr. Cajka will vote your proxy to elect the 16 director nominees named above. If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Mr. Orders and Mr. Cajka will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

The Board of Directors unanimously recommends that you vote “FOR” the election of all 16 director nominees named above.

Biographical Information for Each Nominee for Director

Set forth below is certain information about the current nominees, each of whom is also a director of the Bank.

Andrew B. Cajka, Jr. 66, has served as a director of the Company since 1999. Mr. Cajka is the founder and president of Southern Hospitality Group, LLC, a private hotel management and development company in Greenville, South Carolina. Prior to starting his own business, Mr. Cajka was a managing member of Hyatt Hotels Corporation from 1986 until 1998. He is a 1982 graduate of Bowling Green State University. In 2022 he received the designation of Honorary Alumnus of Clemson University and was awarded the 2020 South Carolina Hotelier of the Year. He is a past chairman of the Clemson University Research Foundation and an executive member of the One Spartanburg Chamber Board of Directors and Chairman of the Spartanburg Tourism Council. He is a past chairman of the Greenville County Research and Technology Development board, past chairman of Visit Greenville SC and the Convention and Visitors Bureau, past chairman of the Greenville Tech Hospitality Board, and past vice chairman of the board for St. Joseph’s High School. Mr. Cajka is an active board member of the BMW Charity Golf Tournament. He has served as a board member of the Urban League, Upstate Red Cross, the Metropolitan Arts Council and the Thornblade Board of Governors. Additionally, Mr. Cajka previously served on the board of directors for the Greenville Chamber of Commerce and is past president of the downtown area council, as well as past chairman of the Greenville Hospital Foundation Board and past chairman of the Children’s Hospital. Mr. Cajka has substantial development and management experience in the hospitality industry and is extensively involved in the local community, both of which enhance his ability to serve as a director.

Jennifer S. Cluverius, 44, has served as a director of the Company since 2025. Ms. Cluverius has been an attorney with Nexsen Pruet and its successor, Maynard Nexsen, since December 2007. She is an experienced complex civil litigation trial lawyer who also provides daily advice and counsel to employers on employment, labor, and other business-related matters. Ms. Cluverius is a Shareholder of Maynard Nexsen PC, serves on the firm’s Board of Directors, and chairs its Labor & Employment Practice Group. Ms. Cluverius is a South Carolina Supreme Court Certified Specialist in Labor and Employment Law. She is a native of Spartanburg, South Carolina, currently resides in Greenville, South Carolina, and holds a bachelor’s degree from Clemson University and a J.D. from the University of South Carolina School of Law. Ms. Cluverius’s extensive experience as a trial lawyer and employment counselor, together with her service on the board of directors of a large regional law firm and leadership of its Labor & Employment Practice Group, provide her with valuable legal, governance, risk management and human capital management expertise that enhance her ability to serve as a director.

Mark A. Cothran, 68, has served as a director of the Company since 1999. Mr. Cothran is the president and owner of Cothran Properties, LLC, a private real estate development company, and Cothran Homes, LLC, a residential home building company, which are both located in Greenville, South Carolina. Mr. Cothran has been actively involved in real estate in the Greenville, South Carolina market since 1986. Mr. Cothran received his bachelor’s degree in finance and banking from the University of South Carolina in 1980 and is a licensed real estate broker in the State of South Carolina. He has served on the Tax and Legislative Committee and the National Business Park Forum of the National Association of Industrial and Office Properties (NAIOP) for which he is also a past chairman. He is also the past president of the state chapter of NAIOP. He has served on the board of directors of the Greenville Chamber of Commerce, the Chamber of Commerce’s Economic Development Board, the Advisory Board of Greenville National Bank, and the board of directors of General Wholesale Distributors, Inc. and Long Focus Capital Management, LLC. His extensive experience in real estate and development activities, along with his long-term ties to our local community, provide him with a valuable understanding of the key markets we serve.

Leighton M. Cubbage, 73, has served as a director of the Company since 1999. Mr. Cubbage is the co-founder and chairman of Allie Capital, a private real estate investment company, and was previously a co-founder of Serrus Capital Partners. Previously, he was the co-founder, president, and chief operating officer of Corporate Telemanagement Group in Greenville, South Carolina from 1989 until 1995. Since 1995, Mr. Cubbage has been a private investor maintaining investment interests in a weekly newspaper and car dealerships. He is a 1977 graduate of Clemson University with a bachelor’s degree in political science. Mr. Cubbage previously served as chairman of the Greenville Hospital System board of trustees, was a former member of the Greenville Technical College Foundation Board and has served on the board of directors of the Greenville Chamber of Commerce, Clemson Spiro College of Entrepreneurship and Homes of Hope. Mr. Cubbage was chosen by the South Carolina Governor as Chairman of the South Carolina Venture Capital Authority and was inducted into the Clemson University Spiro Entrepreneurial Institute Hall of Fame in 2011. In 1993, he graduated from the University of North Carolina at Chapel Hill’s Advanced Management Program. Mr. Cubbage’s leadership experience, extensive knowledge of the technology industry and corporate management enhance his ability to contribute to the Company as a director.

Anne S. Ellefson, 71, has served as a director of the Company since 2001. Mrs. Ellefson is an attorney and in 2020 retired from her position as Vice President-Deputy General Counsel at Prisma Health, a not-for-profit health organization, having been with Prisma Health, and its predecessor, Greenville Health System, since 2014. She was formerly a shareholder with Haynsworth Sinkler Boyd, P.A., where she practiced law from 1979 through 2013. Mrs. Ellefson is a 1976 graduate of the University of South Carolina where she received a bachelor’s degree and a 1979 graduate of the University of South Carolina School of Law. Mrs. Ellefson previously served on advisory boards at both United Carolina Bank and BB&T Bank. She is a past chairman of the Greater Greenville Chamber of Commerce and the United Way of Greenville County and formerly served on the Board of Directors of the South Carolina Chamber of Commerce. She served as a member of the Board of Governors of the South Carolina Bar (where she also served as President), was President of the Board of Directors of the South Carolina Educational Television Endowment, and served as chair of South Carolina Technology & Aviation Center (SCTAC). She formerly served as chair of the Hollingsworth Fund and chair of Verdae Development, Inc. and is the past President of the South Carolina Bar Foundation and the South Carolina Bar. In addition, she serves on the board of the Greenville Local Development Corporation. Mrs. Ellefson has extensive legal experience, with a specialization in real estate, and significant leadership activities in local and state chamber and other development organizations, all of which give her useful insights and a valuable understanding of the key markets we serve.

David G. Ellison, 76, has served as a director of the Company since 2001. Mr. Ellison is currently a Wealth Management Advisor with Northwestern Mutual, where he retired as managing director in 2010, after 28 years of service in that role. Mr. Ellison is a 1972 graduate of Furman University where he received a bachelor’s degree and is a 1976 graduate of the Clemson-Furman University Program where he received a master’s in business administration. Mr. Ellison serves as an Emeritus Trustee of Furman University, where he is also a former board chair. He is a past president of both the Furman Alumni Association and Furman Paladin Club and has also served on the board of trustees for United Way of Greenville County and as a prior commissioner of the Greenville Housing Authority. Mr. Ellison has extensive financial experience primarily in the insurance industry and has corporate governance experience with a number of nonprofit organizations which provide a valuable perspective as a director.

Darrin Goss, Sr., 55, has served as a director of the Company since 2025. Mr. Goss has served as President and CEO of the Coastal Community Foundation in Charleston, SC since 2016. His previous roles include President and CEO of Capital Area United Way in Baton Rouge, VP of Community Impact at United Way of Greenville County, Assistant Dean of Students and Director of Career Services at Wofford College, and Training and Development Consultant at Sunoco. He is a U.S. Army veteran and earned a bachelor’s degree from Wofford College and a master’s degree from North Greenville University. Mr. Goss’s experience serving as president and chief executive officer of major nonprofit and community organizations, together with his background in community engagement, talent development and organizational leadership, provide him with valuable leadership, strategic planning and community-market insight that enhance his ability to serve as a director.

Terry Grayson-Caprio, 62, has served as a director of the Company since 2021. In 2020, Ms. Grayson-Caprio retired from KPMG after 35 years, where she was most recently the Managing Partner of the firm’s South Carolina practice. As Managing Partner, she was responsible for the state’s business operations including key accounts, business development, talent management, market development, facilities, and financial management. She currently serves on the board of directors for The Caldwell Partners International, Inc. (TSX: CWL) where she chairs the compensation committee, and on the board of directors of Dauch Corporation (NYSE: DCH) (formerly American Axle & Manufacturing Holdings, Inc.) where she serves as a member of the audit and technology committees. Her leadership commitments also span current and former directorships in organizations supporting the arts, education, and the environment, including the SC Governor’s School for the Arts and Humanities, the Greenville County Museum of Art, the Winthrop University Foundation and the South Carolina Environmental Law Project, and the National Association of Corporate Directors (NACD) Carolinas Chapter. Ms. Grayson-Caprio is a trusted business leader to both domestic and international companies, a persuasive communicator, and a critical thinker which provide her with a valuable perspective as a director.

Tecumseh “Tee” Hooper, Jr., 78, has served as a director of the Company since 1999. Mr. Hooper is a private investor and chairman of the board of FGP International Inc., a private executive search and temporary placement service company, and he has been with FGP International Inc. since 2003. He was the president of Modern Office Machines/IKON Office Solutions in Greenville, South Carolina, from 1982 through 2001, chief executive officer of Profit Lab from 2001 through 2006, chief executive officer of General Wholesale Distributor from 2007 through 2016, and chief executive officer of Sign Crafters, USA, LLC, from 2016 through 2018. Mr. Hooper graduated from The Citadel in 1969 with a degree in business administration, and he received a master’s in business administration from the University of South Carolina in 1971. Mr. Hooper has served the community as a board member of the Greenville Chamber of Commerce, Camp Greenville, YMCA Metropolitan, Prisma Health Upstate, Greenville Urban League, and the Greenville United Way. Mr. Hooper has also served on the board of directors for Leadership Greenville, Leadership South Carolina, and also served as chairman of the South Carolina Department of Transportation, and the Patriots Point Development Authority in Charleston. He is a former member of The Citadel Board of Visitors and serves on the boards of Verdae Development and Upstate Warrior Solution and Prisma Upstate. Mr. Hooper’s deep ties to the Greenville community, varied business career in executive management, and experience with key government agencies provide him with a valuable perspective as a director.

Rudolph G. “Trip” Johnstone, III, M.D., 65, has served as a director of the Company since 1999. Dr. Johnstone is a physician who has practiced with Allergy Partners of the Upstate since 1992. He graduated from Washington & Lee University in 1982 with a degree in biology and from the Medical University of South Carolina in 1986. Dr. Johnstone served on the advisory board to Greenville National Bank from 1995 until 1998. He serves on the board of directors of Allergy Partners, PA and is a past president of the Southeastern Asthma, Allergy, and Immunology Society. Dr. Johnstone has extensive knowledge of and a connection to the medical community, a targeted market for the bank, which enhances his ability to contribute to the Company as a director.

Ray A. Lattimore, 66, has served as a director of the Company since 2021. Since 1996, Mr. Lattimore has served as founder, President, and Chief Executive Officer of Marketplace Professional Staffing, a staffing firm which provides high quality, value-added recruiting and staffing solutions to leading regional, national, and international companies. He also founded Marketplace Real Estate Holdings, a real estate firm located in Greenville, South Carolina that invests in residential and commercial real estate. Mr. Lattimore currently serves as Chairman of the Greenville Technical College Area Commission Board of Directors, director of the Phillis Wheatley Community Center Board of Directors, where he was a former chairman, and is on the Strategic Planning Committee of the Bon Secours Saint Francis Health System Board. Mr. Lattimore is a respected community leader and a dynamic speaker on entrepreneurship, minority enterprises, and wealth creation, which enhances his ability to serve as a director.

Anna T. Locke, 49, has served as a director of the Company since 2018. Ms. Locke is the president and owner of A.T. LOCKE, PC, an outsourced accounting management company. Prior to starting her own business in 2004, Ms. Locke was with Elliott Davis, a regional accounting firm headquartered in Greenville, South Carolina. Ms. Locke is a 1998 magna cum laude graduate of Clemson University and a certified public accountant. Ms. Locke is a past member of Vistage International and the Accounting Advisory Committees for both Greenville Technical College and Clemson University and former Treasurer of InnoVision Awards Organization. Ms. Locke currently serves on the Board of the Arts Center of Kershaw County and has previously served on the board for the Center for Developmental Services, NEXT School, Certified Development Corporation of South Carolina, the Greater Greer Chamber of Commerce and Friends of the Guardian ad Litem. Ms. Locke’s financial expertise and experience with various local businesses and non-profit organizations provide her with a valuable perspective as a director.

William A. Maner, IV, 63, has served as a director of the Company since 2021. From 2006 to 2018, Mr. Maner served as a founding partner of Edge Capital, an investment firm based in Atlanta, Georgia and served as an Advisory Director for the firm from 2018 until 2024. He also serves as an Advisory Director of Lazear Capital Partners, an ESOP M&A firm, based in Columbus, Ohio since 2020. Mr. Maner previously worked for Arthur Andersen, as a certified public accountant, and for Morgan Stanley as an investment banker. He was also the Chief Financial Officer for ExGov, an early-stage Internet company. Mr. Maner graduated from Washington & Lee University in 1985 with a degree in commerce, and he received a master’s in business administration from the Darden School of Business at the University of Virginia in 1990. Mr. Maner currently serves on the Board of Directors of the Atlanta Youth Project. Mr. Maner’s ties to the Atlanta community, a key market for the bank, enhance his ability to serve on our board of directors.

William M. McClatchey, Jr., 53, has served as a director of the Company since 2025. Mr. McClatchey has served as Chief Executive Officer of Chaucer Creek Capital in Raleigh, North Carolina since January 2009 and has focused on the Southeastern multifamily market during his real estate career. He previously founded, grew, and successfully exited McClatchey Broadcasting Company, which owned and operated radio stations across the Carolinas. He also worked in mergers and acquisitions groups for Bowles Hollowell Conner & Company and Trident Financial Corporation, where he helped financial institutions seeking an initial public offering raise capital. He completed his undergraduate degree at Duke University and earned an M.B.A. from the University of North Carolina. Mr. McClatchey’s long-standing executive leadership experience at Chaucer Creek Capital, together with his background in real estate investment, entrepreneurial experience in building and exiting a multi-state operating business, and capital markets experience advising financial institutions on public offerings, provide him with valuable strategic, financial and transactional insight that enhance his ability to serve as a director.

James B. Orders, III, 73, has served as a director of the Company and chairman of our board of directors since 1999. From 1986 to 2014, Mr. Orders was the president of Park Place Corporation, a private company engaged in the manufacture and sale of mattresses to the wholesale market. He attended Clemson University from 1970 until 1974. Mr. Orders is a past president of the International Sleep Products Association, a past president of the Downtown Rotary Club, a past member of the advisory board of Greenville National Bank and a past member of the advisory board of Carolina First Bank. He is a past board member and board chairman of Cox Industries, Inc., a private company that specialized in the manufacture and distribution of treated wood products. Mr. Orders has executive management experience in national sales markets in addition to experience in the southeast real estate market. His leadership abilities and long connection to the local communities we serve enhance his ability to serve on our board of directors.

R. Arthur “Art” Seaver, Jr., 62, has served as a director and our Chief Executive Officer since 1999. He has over 37 years of banking experience. From 1986 until 1992, Mr. Seaver held various positions with The Citizens & Southern National Bank of South Carolina. From 1992 until February 1999, he was with Greenville National Bank, which was acquired by Regions Bank in 1998. He was the senior vice president in lending and was also responsible for managing Greenville National Bank’s deposit strategies prior to leaving to form the Bank. Mr. Seaver is a 1986 graduate of Clemson University with a bachelor’s degree in financial management and a 1999 graduate of the BAI Graduate School of Community Bank Management. He currently serves on the Board of Directors for the Phillis Wheatley Community Center in Greenville, South Carolina. He previously served as a member of the Community Depository Institutions Advisory Council of the Federal Reserve Bank of Richmond. He is a past member of the board of the St. Francis Foundation, past chairman of the Board for the South Carolina Bankers Association and past chair of the United Way of Greenville County Board of Trustees. In addition, he has worked with organizations including the United Way of Greenville County, Leadership Greenville, the Greenville Chamber of Commerce, the South Carolina Network of Business and Education Partnership, Junior League, Junior Achievement, the Greenville Convention and Visitors Bureau, the United Way, and the First Presbyterian Church in Greenville. Mr. Seaver’s experience in banking and vision for our company gives him the leadership and consensus building skills that provide significant insight and expertise to the board. In addition, his involvement with various local and nonprofit organizations provides him with a valuable understanding of the communities we serve.

BOARD SKILLS

The matrix below summarizes the skills and experience of the board of directors’ nominees for election at the Annual Meeting. The Nominating & Governance Committee utilizes a matrix approach that tracks each director’s and director nominee’s experience and qualifications in a tabular format to assist the committee in maintaining a well-rounded, diverse and effective board of directors. The matrix does not encompass all of the knowledge, skills, or experiences of our directors, and the fact that a particular qualification, skill, or experience is not listed does not mean that a director does not possess it. In addition, the absence of a particular qualification, skill, or experience with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area, taking into consideration the qualifications for membership on each of the standing committees of the board of directors. The type and degree of qualification, skill and experience listed below may vary among members of the board of directors.

Knowledge, Skills and Experience
Entrepreneurship	•		•	•		•			•	•	•	•	•	•	•	•
CEO Experience	•		•	•		•	•		•		•	•	•	•	•	•
Strategy Development	•	•	•	•	•	•	•	•	•	•	•	•	•	•	•	•
Capital Acquisition & Management	•		•	•									•	•	•	•
Service Excellence	•	•	•	•	•	•	•	•	•	•	•	•	•	•	•	•
Community Support	•	•	•	•	•	•	•	•	•	•	•	•	•	•	•	•
Regulatory Compliance		•			•	•		•				•	•	•		•
HR/Human Capital	•	•	•	•	•	•	•	•	•	•	•	•	•	•	•	•
Financial Expertise – SEC Definition								•				•	•	•		•
Risk Management	•	•				•		•				•	•	•		•
Information Technology				•				•			•
ESG Experience							•	•				•
Financial Services Industry Expertise					•	•		•					•	•		•

Biographical Information for Our Executive Officers Who are Not Directors

Our executive officers, as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934 (the “Exchange Act”), consist of R. Arthur Seaver, Jr., the chief executive officer of the Company and the Bank, Calvin C. Hurst, president of the Company and the Bank, Christian J. Zych, chief financial officer of the Company and the Bank, Julie A. Fairchild, chief accounting officer of the Company and the Bank, and Wesley C. Wilbanks, chief credit officer of the Bank. Biographical information for each of our current executive officers is provided below (other than Mr. Seaver). Because Mr. Seaver also serves on our board of directors, we have provided his biographical information above with our other directors.

Calvin C. Hurst, 44, has served as the president of our Company and our Bank since August 2022 and previously served as our chief banking officer since March 2019. Mr. Hurst has over 20 years of banking experience. From 2006 to 2019, Mr. Hurst worked for several large financial institutions serving as a commercial underwriter, commercial relationship manager, and finally as a regional vice president for TD Bank beginning in 2016. Mr. Hurst is a 2005 graduate of Furman University, with a Bachelor’s degree in Business Administration and Economics.

Christian J. Zych, 55, has served as chief financial officer of our Company and our Bank since May 2024. Mr. Zych has over 30 years of experience in the banking industry. Prior to joining us, Mr. Zych spent approximately 15 years at United Community Bank, most recently serving as Director of Corporate Development and Investor Relations from 2014 until April 2024. In this role, he was responsible for developing and executing corporate strategy, identifying and negotiating M&A transactions, managing investor relations, and overseeing capital planning and strategy. From 2014 to 2018, he also served as Director of Mergers & Acquisitions and Management Reporting, where he led financial planning and analysis, budgeting, forecasting, and internal reporting functions. Mr. Zych is a highly accomplished leader with a proven track record of financial management and analysis, formulation and execution of corporate and financial strategy, and investor relations management. Mr. Zych holds a Master of Business Administration from Wake Forest University School of Business and a Bachelor’s Degree in finance from Bentley University.

Wesley C. Wilbanks, 50, has served as Chief Credit Officer of the Bank since April 2025. Mr. Wilbanks joined us in September 2021 as a Senior Credit Risk Officer before serving as Executive Director of Market Support. Mr. Wilbanks has over 25 years of banking experience, and prior to joining Southern First, served in various senior credit roles at SouthState Bank for 11 years. Mr. Wilbanks is a graduate of Palm Beach Atlantic University with a Bachelor’s degree in Finance and a Graduate of the School of Banking at LSU.

Julie A. Fairchild, 51, has served as chief accounting officer and principal accounting officer of our Company and our Bank since October 2024. Ms. Fairchild joined the bank in 2005, serving in various roles, most recently as Executive Vice President of Accounting and Finance. Prior to joining the Bank, Ms. Fairchild served as audit manager for Elliott Davis LLC, a regional public accounting and consulting firm. Ms. Fairchild holds a Bachelor of Science degree in accounting from Bob Jones University and is a certified public accountant in the State of South Carolina.

PROPOSAL NO. 2:

NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

Pursuant to rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are asking you to approve the compensation of our named executive officers as described under “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) elsewhere in this proxy statement.

As described below under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our named executive officers with the interests of our shareholders. Therefore, our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive and focused on performance and are strongly aligned with the long-term interest of our shareholders.

The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation of our named executive officers by voting to approve or not approve such compensation as described in this proxy statement. This vote is advisory and will not be binding upon us, the board of directors, or our compensation committee. However, we, the board, and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described elsewhere in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The board of directors believes our compensation policies and procedures achieve the aforementioned objectives, and therefore recommends that shareholders vote “FOR” the proposal through the following resolution:

“Resolved, that the compensation of the named executive officers named in the Summary Compensation Table of Southern First Bancshares, Inc.’s Proxy Statement for the 2026 Annual Meeting of Shareholders, including the tabular and narrative compensation disclosures, is hereby approved.”

If a quorum is present at the annual meeting, this proposal will be approved if the votes cast in favor of the matter exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will have no effect on the outcome of the vote.

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3:
RATIFICATION OF APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Although we are not required to seek shareholder ratification on the selection of our accountants, we believe obtaining shareholder ratification is desirable. In the event the appointment of Elliott Davis is not ratified by the required vote, the audit committee will re-evaluate the engagement of our independent auditors. Even if the shareholders do ratify the appointment, our audit committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of the Company and its shareholders. We expect that a representative from Elliott Davis will attend the meeting and will be available to respond to appropriate questions from shareholders. The representative will also have an opportunity to make a statement if he or she desires to do so.

If a quorum is present at the Annual Meeting, this proposal will be approved if the number of votes cast in favor of the proposal exceeds the votes cast against it. Abstentions will not be counted as votes cast and will have no effect on the outcome of the vote. Because this proposal is a “routine” matter, if you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on this proposal.

The board of directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Elliott Davis as our independent registered public accounting firm for the year ending December 31, 2026.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Attendance at Board, Committee and Annual Shareholders’ Meetings

During 2025, our board of directors held nine meetings and the board of directors of the bank held nine meetings. All of the directors of the Company and the Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders’ meetings, directors are encouraged to attend our annual shareholders’ meeting. All of the then-serving directors were present at the 2025 Annual Meeting of Shareholders.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public.

We have adopted a Code of Ethics that is specifically applicable to our senior management and financial officers, including our principal executive officer, our principal financial officer, and principal accounting officer. The full text of our Code of Ethics, and any amendments thereto, is (or will be in the case of any amendments) available on our website, https://www.southernfirst.com/, under the “Investors” link at the bottom. We intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, the Code of Ethics.

Stock Ownership Guidelines

We believe that it is in our best interests and those of our shareholders to align the personal financial interests of our directors and officers with those of our shareholders. While the board of directors has not implemented stock ownership guidelines for our directors and named executive officers, the board periodically analyzes the ownership of such individuals and believes that their personal financial interests are aligned with those of our shareholders.

Insider Trading Policies and Procedures

We have adopted an Insider Trading Policy that applies to all directors, officers, employees, and certain contractors and consultants of the Company and its subsidiaries. The policy is designed to promote compliance with federal, state, and foreign securities laws that prohibit trading on the basis of material nonpublic information, and to prevent the unauthorized disclosure of such information. Covered individuals are prohibited from buying or selling the Company’s securities—including common stock, stock options, preferred stock, and derivative instruments—while in possession of material nonpublic information, and from sharing such information with others who may trade on it. It is also the policy of the Company to comply with all applicable securities laws when transacting in its own securities.

The policy also applies to material nonpublic information obtained about other companies, such as clients or suppliers, in the course of business. Covered individuals may not trade in the securities of those companies until the information becomes public or is no longer material. Directors, officers, and employees are responsible for ensuring that their family members, household members, and any entities they control also comply with the policy.

The Company’s Corporate Secretary is responsible for administering the policy and has the authority to interpret and apply its provisions. In addition to the general restrictions on trading, the Insider Trading Policy requires directors, executive officers, and certain other designated individuals to obtain preclearance before engaging in any transactions involving the Company’s securities. This preclearance process is administered by the Corporate Secretary, who must approve the transaction before it is executed. The requirement is intended to help ensure that trades are not made while the individual is in possession of material nonpublic information and that the transaction complies with applicable laws and Company policies. Even if preclearance is granted, individuals remain responsible for ensuring that they do not trade while aware of material nonpublic information.

Violations of the policy may result in disciplinary action by the Company and may also subject the individual to civil or criminal liability under applicable securities laws.

Prohibitions on Hedging and Pledging

We consider it improper and inappropriate for our directors, officers and employees to engage in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, under our Insider Trading Policy:

•	we prohibit the sale of any of our securities “short”;
•	we prohibit hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, which allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock; and
•	we discourage, and require preclearance of, holding our securities in a margin account or pledging our securities as collateral for a loan.

Board Leadership Structure and Role in Risk Oversight

We are focused on our corporate governance practices and value independent board oversight as an essential component of strong corporate performance that enhances shareholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors are independent. In addition, all of the members of our board of directors’ audit, compensation, and nominating and corporate governance committees are independent.

Our board of directors believes that it is preferable for one of our independent directors to serve as chairman of the board. The person our board of directors elected as chairman, James B. Orders, III, has been one of our directors since 1999 and is a long-time resident of our primary market area. We believe it is our chairman’s responsibility to guide the board as it provides leadership to our executive management, while our chief executive officer’s responsibility is to manage the Company. As directors continue to be faced with more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of chairman and chief executive officer. Traditionally, we have maintained the separateness of the roles of the chairman and the chief executive officer. In making this decision to have an independent chairman, our board of directors considered the time and attention that Mr. Seaver is required to devote to managing our day-to-day operations as the chief executive officer. By having another director serve as chairman of our board of directors, Mr. Seaver is able to focus his full energy on running the Company. This also ensures there is no duplication of effort between the chairman and the chief executive officer. We believe this board leadership structure is appropriate in maximizing the effectiveness of board oversight and in providing perspective to our business that is independent from executive management. We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to re-examine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

Our audit and risk committees are primarily responsible for overseeing our risk management processes on behalf of the full board of directors. The audit committee focuses on financial reporting risk and oversight of the internal audit process, receiving reports from management at least quarterly regarding the adequacy and effectiveness of internal control systems. Our risk committee receives quarterly reports regarding our assessment of risks as well as reviewing credit and market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The risk committee also receives reports from management addressing the most serious risks affecting our day-to-day operation and reports regularly to the full board of directors, which also considers our entire risk profile. The full board of directors focuses on certain significant risks we face and on certain aspects of our general risk management strategy. Management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks we face and that our board leadership structure supports this approach.

With respect to cybersecurity, on a quarterly basis, our audit committee receives reports on cybersecurity risks and preparedness from management. While our audit committee, and the board of directors to which it reports, oversees our cybersecurity risk management, our management and Information Technology department are responsible for the day-to-day cybersecurity risk management processes. Formal security awareness training is conducted regularly to increase overall employee awareness about cyber threats. The threat from cyber-attacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. Our systems and those of our customers and third-party service providers are under constant threat, and it is possible that we could experience a significant event in the future. While we believe that our cybersecurity programs are appropriate and have been effective to prevent material incidents thus far, risks and exposures related to cyber-attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by us and our customers. We maintain a cyber insurance policy that is designed to reduce the risk of loss resulting from cyber security breaches.

Director Independence

Under the listing standards of NASDAQ, independent directors must constitute a majority of a listed company’s board of directors. A director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has evaluated the independence of each director based on the independence criteria under NASDAQ rules and has determined that each of Messrs. Cajka, Cothran, Cubbage, Ellison, Goss, Hooper, Johnstone, Lattimore, Maner, McClatchey and Orders and Mses. Cluverius, Ellefson, Grayson-Caprio and Locke has no relationship that would impair his or her independence and satisfies the requirements for independence under NASDAQ listing standards. As part of this evaluation, our board of directors considered the current and prior relationships that each independent director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each independent director, and the matters discussed under “Certain Relationships and Related Party Transactions.”

Our board of directors has determined that the following director is not independent: Mr. Seaver (our chief executive officer).

Committees of the Board of Directors

The following chart shows the current composition of the committees of our board of directors, the number of meetings held by each committee during 2025 and which directors are “independent” based upon the independence criteria set forth in the corporate governance listing standards of NASDAQ. The audit committee, nominating and corporate governance committee, and compensation committee are comprised exclusively of independent directors.

Director	Independent	Board (9 Meetings)	Risk (4 Meetings)	Audit (6 Meetings)	Nominating & Corporate Governance (2 Meetings)	Compensation (2 Meetings)
Andrew B. Cajka, Jr.	•	•	•	• Chair	•
Jennifer S. Cluverius	•	•				•
Mark A. Cothran	•	•	•
Leighton M. Cubbage	•	•		•		•
Anne S. Ellefson	•	•		•		• Chair
David G. Ellison	•	•	• Chair
Darrin Goss, Sr.	•	•		•
Terry Grayson-Caprio	•	•		•	• Chair
Tecumseh Hooper, Jr.	•	•	•			•
Rudolph G. Johnstone, III	•	•	•			•
Ray A. Lattimore	•	•	•
Anna T. Locke	•	•		•
William A. Maner, IV	•	•	•			•
William M. McClatchey, Jr.	•	•	•
James B. Orders, III	•	• Chair		•	•	•
R. Arthur Seaver, Jr.		•

Audit Committee

The audit committee is comprised of seven independent directors, Messrs. Cajka, Cubbage, Goss, and Orders and Mss. Ellefson, Grayson-Caprio and Locke, with Mr. Cajka serving as chair. Our board of directors has determined that all of these committee members are independent, as defined under the NASDAQ listing standards. Our board of directors has also determined that Terry Grayson-Caprio and Anna T. Locke are “Audit Committee financial experts” for purposes of the rules and regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002. The audit committee, which met six times in 2025, has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The committee recommends to the board of directors the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans and reviews with the independent auditors the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts.

In carrying out its purpose, the committee has the following responsibilities and duties:

•	Overseeing the integrity of our financial statements, accounting policies, and financial reporting process.

•	Reviewing and discussing annual and quarterly financial statements with management and the independent registered public accounting firm, as applicable.
•	Appointing, retaining, compensating, evaluating, and overseeing the independence and performance of the independent registered public accounting firm.
•	Reviewing the scope and results of the external audit and management’s responses to audit findings.

•	Overseeing our internal audit function, including its plans, activities, resources, and organizational independence.

•	Reviewing and overseeing the effectiveness of our internal control over financial reporting and disclosure controls and procedures.
•	Overseeing our compliance with legal and regulatory requirements relating to accounting, auditing, and financial reporting.
•	Reviewing our policies and procedures with respect to risk assessment and risk management, and coordinating with the risk committee regarding oversight of enterprise-wide risk matters.
•	Reviewing transactions between the Company and related persons and overseeing potential conflicts of interest.

•	Establishing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including confidential submissions by employees.
•	Reviewing and approving permitted non-audit services performed by the independent auditors and maintaining auditor independence.
•	Overseeing our ethics and compliance programs to the extent related to financial reporting, accounting, and auditing matters.
•	Reviewing and reassessing the adequacy of the audit committee charter annually and reporting regularly to the board of directors regarding committee activities.

The audit committee operates under a written charter, which is available on our website, https://www.southernfirst.com/, under the “Investors” link at the bottom.

Risk Committee

The risk committee is comprised of eight directors, Messrs. Cajka, Cothran, Ellison, Hooper, Johnstone, Lattimore, McClatchey, and Maner, with Mr. Ellison serving as chair. The risk committee met four times in 2025 and is responsible for overseeing and reviewing our risk functions consistent with our strategy and risk appetite, monitoring key business and regulatory compliance risks and overseeing policies and monitoring for capital adequacy, market/earnings risk, credit risk, liquidity risk, compliance/regulatory risk, reputation/strategic risk and operational risk.

In addition, the risk committee oversees our enterprise risk management framework, including review of our risk appetite and risk tolerance, and receives regular reports from management on the identification, assessment, management, and mitigation of material and emerging risks. The risk committee also reviews management’s aggregate enterprise-wide risk profile, as well as risks related to cybersecurity, information security, and third-party relationships, and reports significant risk matters to the full board of directors.

The risk committee operates under a written charter, which is available on our website, https://www.southernfirst.com/, under the “Investors” link at the bottom.

Nominating & Governance Committee

Our nominating and governance committee (the “nominating committee”) is comprised of three independent directors, Messrs. Cajka and Orders and Ms. Grayson-Caprio, with Ms. Grayson-Caprio serving as chair. Our board of directors has determined that all of these committee members are independent, as contemplated in the listing standards of NASDAQ. The nominating committee, which met twice in 2025, recommends nominees for election to our board of directors at our annual meetings. The board of directors, including a majority of the independent directors, then selects the nominees for election to the board of directors. The nominating committee also considers whether to recommend to the board of directors the nomination of persons to serve as directors whose nominations have been recommended by shareholders. Our nominating committee charter is available on our website, https://www.southernfirst.com/ under the “Investors” link at the bottom.

In carrying out its purpose, the committee has the following responsibilities and duties:

•	Reviewing and recommending criteria for the selection of new directors and evaluating the qualifications, independence, skills, background, diversity, and time commitment of director candidates, including shareholder-recommended nominees.
•	Identifying, screening, recruiting, and nominating candidates for election to the board, including nominees to fill vacancies or newly created directorships.
•	Recommending standards for determining director independence and periodically reviewing the independence of directors and committee members.
•	Overseeing director orientation and continuing education programs.

•	Recommending annual committee assignments for directors and advising on committee composition, rotation, and removal of committee members.
•	Establishing and administering processes to evaluate the effectiveness of the board, its committees, and management, including receiving feedback from directors and reporting assessment results to the board.
•	Reviewing and reassessing at least annually our corporate governance principles and recommending governance changes to the board, including changes related to director qualifications and fees.
•	Overseeing our corporate sustainability strategies, initiatives, policies, and stakeholder communications.

•	Reviewing management’s effectiveness in implementing sustainability and ESG strategies and periodically reporting ESG matters to the board.
•	Reviewing and reassessing the adequacy of the committee charter annually and recommending any proposed changes to the board.
•	Conducting annual self-evaluations of the committee’s performance.

We are increasingly focused on key risks related to Governance, People, Environment, and Community and on providing transparency around our Corporate Sustainability efforts. Our nominating committee is charged with overseeing our Corporate Sustainability strategies. In March 2026, we issued our fifth annual Corporate Impact Report. For more information on our focus and enhancement of our Corporate Sustainability efforts, please visit our website, https://www.southernfirst.com/, under the “Investors” link at the bottom and then under “Corporate Overview” and “Corporate Sustainability,” which information is not incorporated by reference into this proxy statement.

Any shareholder may recommend the nomination of any person to serve on the board of directors. Our policy is to require a shareholder to submit the name of the person to our corporate secretary in writing no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, no more than seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The nominating committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the nominating committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole. The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The nominating committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves our needs and the interest of our shareholders.

The nominating committee has performed a review of the experiences, qualifications, attributes and skills of the board’s current membership, including the director nominees for election to the board of directors and the other members of the board, and believes that the current members of the board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

•	successful business or professional experience;

•	various areas of expertise or experience which are desirable to our current business, such as financial, general management practices, planning, legal, marketing, technology, banking and financial services;
•	personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal reputation;
•	residence in the Bank’s service area;

•	willingness and ability to commit the necessary time to fully discharge the responsibilities of board membership to our affairs;
•	leadership and consensus building skills; and

•	a commitment to our success.

We do not pay a third party to assist in identifying and evaluating director candidates.

Compensation Committee

Our compensation committee is comprised of seven independent directors, Mses. Ellefson and Cluverius, and Messrs. Cubbage, Hooper, Johnstone, Maner, and Orders, with Ms. Ellefson serving as chair. Our board of directors has evaluated the independence of the members of our compensation committee and has determined that each member of our compensation committee meets the definition of an “independent director” under NASDAQ standards. The committee met twice during 2025.

The compensation committee may form and delegate authority to subcommittees as it deems appropriate, though it has not formed or delegated authority to any such subcommittee to date. The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation, and seeks input and recommendations from the chief executive officer for the executive and senior officers. With respect to equity compensation awards to non-executive officers, the compensation committee has delegated restricted stock and option granting authority to our chief executive officer. In addition, the compensation committee may engage compensation advisors to assist in determining compensation levels.

In carrying out its purpose, the committee has the following responsibilities and duties:

•	Annually reviewing the performance of our named executive officers and reviews all compensation and awards to our executive and senior officers.
•	Annually reviewing and approving corporate goals and objectives relevant to executive compensation and evaluate performance in light of those goals.
•	Certifying that it has reviewed the named executive officers’ compensation arrangements with a view toward ensuring that they do not create incentives to take unnecessary or excessive risks that threaten our value.
•	If required by the SEC, reviewing and discussing the “Compensation Discussion and Analysis” disclosure prepared pursuant to the requirements of Item 402(b) of Regulation S-K.
•	Approving any and all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers.
•	Reviewing and recommending compensation for non-employee members of the board, including but not limited to the following elements: retainer, meeting fees, committee fees, committee chair fees, equity or stock compensation, deferred compensation, benefits and perquisites.
•	Approving for submission to the shareholders equity incentive plans or amendments thereto.

•	Approving separation packages and severance benefits for officers.

The compensation committee operates under a written charter, which is available on our website, https://www.southernfirst.com/, under the “Investors” link at the bottom.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee of the Board

The information contained in this report shall not be subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee has received from the independent auditors the written disclosures and the letter required by applicable requirements of the PCAOB and has discussed with them their independence from the Company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

The report of the audit committee is included herein at the direction of its members, Messrs. Cajka, Cubbage, Goss and Orders and Mses. Ellefson, Grayson-Caprio, and Locke.

Audit and Related Fees

Elliott Davis was our auditor during the year ended December 31, 2025. A representative of Elliott Davis will be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so. The following table shows the fees that we paid for services performed by Elliott Davis in fiscal years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
Audit Fees	$ 387,500	370,000
Audit-Related Fees	-	-
Tax Fees	6,900	41,800
Other Fees	13,000	13,000
Total	$ 407,400	424,800

Audit Fees. This category includes the aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered by Elliott Davis for the audit of our annual consolidated financial statements and employee benefit plan and review of our quarterly reports on Form 10-Q.

Audit-Related Fees. This category includes the aggregate fees billed for assurance and related services by Elliott Davis that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” There were no such fees in 2025 or 2024.

Tax Fees. This category includes the aggregate fees billed or to be billed for tax services rendered in the preparation of state and federal tax returns for the Company and the Bank.

Other Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees. During the years ended December 31, 2025 and 2024, these fees include procedures related to audit requirements by the Department of Housing and Urban Development (“HUD”) related to the Bank’s involvement in the Federal Housing Administration lending program.

Oversight of Accountants; Approval of Accounting Fees. Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor. In addition, the board of directors approves an annual budget for professional audit fees that includes all fees paid to the independent auditors. The percentage of services described above under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” that were approved by the audit committee pursuant to the de minimis exception set forth in applicable SEC rules was 0% in each of 2025 and 2024.

Pre-Approval Policy. In general, the audit committee is required to pre-approve all audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The independent auditors provide the audit committee with an annual engagement letter outlining the scope of the audit and permissible non-audit services proposed for the fiscal year, along with a fee proposal. The scope and fee proposal is reviewed with the internal auditor, the audit committee chair, and, when appropriate, our management for their input (but not their approval). Once approved by the audit committee, the services outlined in the engagement letter will have specific approval. All other audit and permissible non-audit services that have not been approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the audit committee under the same process as noted above, where practicable. The independent auditors shall not perform any prohibited non-audit services described in Section 10A(g) of the Exchange Act. The audit committee must specifically pre-approve any proposed services that exceed pre-approved cost levels. All services provided by Elliott Davis, and all fees related thereto, were approved pursuant to the pre-approval policy.

The audit committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. The audit committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides a description of our decision-making process and philosophy for compensating our named executive officers in 2025. This discussion also describes the material components of our 2025 compensation program. This discussion should be read together with the compensation tables for our named executive officers located in this proxy statement.

Our “named executive officers” are the individuals who served as our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who serve as policymakers who were serving as executive officers at the end of 2025. Our named executive officers as of December 31, 2025 are noted in the following table, along with their positions:

Name(2)	Title
R. Arthur Seaver, Jr.	Chief Executive Officer
Calvin C. Hurst	President
Christian J. Zych	Chief Financial Officer
William M. Aiken, III(1)	Chief Risk Officer
Wesley C. Wilbanks	Chief Credit Officer
Julie A. Fairchild	Chief Accounting Officer
(1)	Mr. Aiken resigned from the Company and the Bank effective March 28, 2025.

Overview and Executive Summary

Business Overview. We are primarily engaged in the business of accepting demand and savings deposits insured by the Federal Deposit Insurance Corporation, and providing commercial, consumer and mortgage loans to the general public. We operate our Bank using a simple and efficient style of banking that is focused on providing core banking products and services to our clients through a team of talented and experienced bankers. We believe this model results in a consistent and superior level of professional service that provides us with a distinct competitive advantage by enabling us to build and maintain long-term relationships with desirable clients, enhancing the quality and stability of our funding and lending operations and positioning us to take advantage of future growth opportunities in our existing markets. We also believe that this client focused culture has led to our successful expansion into new markets in the past, and will enable us to be successful if we seek to expand into new markets in the future.

Key Financial Highlights:

•	Net income was $30.4 million for the year ended December 31, 2025, a 95.5% increase from $15.5 million for the year ended December 31, 2024.
•	Total loans were $3.8 billion at December 31, 2025, a $213.4 million, or 5.9%, increase from 2024.
•	Total deposits were $3.7 billion at December 31, 2025, a $281.0 million, or 8.2%, increase from 2024.
•	Net charge-offs to average total loans were 0.00% for the year ended December 31, 2025 as compared to net charge-offs to average total loans of 0.04% for the year ended December 31, 2024.
•	Book value increased 10.9% to $44.89 per share at December 31, 2025 from $40.47 per share at December 31, 2024.

Compensation Objectives and Philosophy. The goal of our compensation program is to align the interests of management with those of our shareholders while minimizing undue risk-taking. We compensate our executive and senior officers through a mix of base salary, bonuses and equity compensation designed to recruit, reward, and retain our talented management team through retirement. In addition, we seek to align management's incentives with the long-term interests of our shareholders.

Our executive compensation program is intended to accomplish the following objectives:

●	pay for performance;

●	tie equity compensation to long-term value creation for our shareholders;
●	align the financial interests of our named executive officers with those of our shareholders;
●	maintain a corporate environment that encourages stability and a long-term focus for both us and our management;
●	maintain a program that:
o	clearly motivates personnel to perform and succeed according to our current goals;
o	attracts and retains key personnel critical to our long-term success; and
o	does not encourage undue risk-taking; and
●	seeks to ensure that management:
o	fulfills its oversight responsibility to its constituents which include shareholders, clients, employees, the community and government regulatory agencies;
o	conforms its business conduct to the highest ethical standards;
o	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and
o	continues to avoid any conflict between its responsibilities to us and each individual’s personal interests.

Best-Practice Compensation Approaches. To support long-term value creation, we follow good governance practices, including the following:

Pay for performance, minimum performance requirements and capped payouts	We have structured compensation so that a meaningful portion of pay for our executive officers is subject to the attainment of key performance objectives.
Appropriate risk-taking	We annually review our compensation programs to ensure that they do not encourage excessive risk-taking.
Limited perquisites	We do not offer excessive perquisites and those perquisites we do offer are limited and primarily serve to enhance our executives’ business development activities.
No golden-parachute excise tax gross-ups	We do not provide our executive officers excise tax gross-ups on benefits or under any change in control provisions or agreements.
“Double-trigger” severance benefits in the event of a change in control	Our change in control provisions require a double trigger, including termination without cause or for “good reason.”
No repricing or exchanges of underwater stock options	Our 2020 Equity Incentive Plan both prohibits the repricing or exchange of underwater stock options without shareholder approval.
No hedging or pledging	Our executive officers and directors are prohibited from hedging our securities, and pledging our securities requires prior approval.
Annual say on pay vote	The Company both seeks and values shareholder feedback and holds a say-on-pay vote every year.

Our compensation philosophy is supported by elements of our executive compensation program such as (i) base salary; (ii) annual incentives; (iii) equity compensation; (iv) retirement/deferred compensation; and (v) additional benefits. These compensation elements provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives.

Base Salaries. We aim to provide our named executive officers with a base salary that is commensurate with similar financial institutions in our market area and appropriate for the overall responsibility of the individual based on experience, performance and any other unique factors or qualifications such as the difficulty of replacing the officer with someone of comparable experience and skill.

Name	2025 Base Salary	2024 Base Salary	% Change
R. Arthur Seaver, Jr.	$ 515,000	$ 515,000	0.00%
Calvin C. Hurst	365,650	355,000	3.00%
Christian J. Zych(1)	319,300	310,000	3.00%
William M. Aiken, III (1)	272,520	265,500	2.64%
Wesley C. Wilbanks	235,000	208,440	12.74%
Julie A. Fairchild	206,000	185,000	11.35%
(1)	The amount identified as 2025 and 2024 base salary represents an annual amount for twelve months of service; Mr. Zych began employment with the Company effective May 6, 2024, and Mr. Aiken resigned from his role with the Company effective March 28, 2025. Accordingly, the amounts shown do not reflect actual base salary paid to Mr. Zych or Mr. Aiken for the periods indicated.

Bonuses/Incentive Plan. We have established a short-term incentive plan in order to reward our named executive officers for annual achievement based on our overall strategic plan which includes company-wide performance measures such as the following:

•	Net income;
•	Retail deposit growth;
•	Loan growth;
•	Loan charge-offs percentage;
•	Average non-performing assets ratio;
•	Net interest margin;
•	Talent acquisition; and
•	Satisfactory compliance scores.

The incentive plan for our named executive officers is based on the compensation committee’s review of all key financial measures and performance related to our strategic plan. The evaluation of these various incentive components is more subjective than objective, as it is not based on specific financial targets. The committee also considers whether the anticipated incentive pay is within the percentage of total compensation that the committee has chosen to use as a guide for the allocation of total compensation. In contrast, detailed incentive plans are developed annually for other senior officers based on the key financial measures included in our overall strategic plan.

We do not believe that an “all or nothing” approach is appropriate for incentive compensation. Rather, the evaluation of the Company’s performance is such that the recipient can receive part of an award if acceptable, but not the desired, results are achieved. Awards are made at various levels depending on the compensation committee’s assessment of performance against relevant Company and individual performance considerations, including objective quantifiable measures of accomplishments.

Name	2025 Bonus(1)	2024 Bonus(1)	% Change
R. Arthur Seaver, Jr.	$ 150,000	$ 135,000	11.11%
Calvin C. Hurst	135,000	125,000	8.00%
Christian J. Zych(1)	100,000	80,000	25.00%
William M. Aiken, III(1)	-	85,000	n/a
Wesley C. Wilbanks	65,000	46,000	41.30%
Julie A. Fairchild	52,000	40,000	30.00%
(1)	Mr. Zych began employment with the Company effective May 6, 2024, and Mr. Aiken resigned from his role with the Company effective March 28, 2025.

Equity Compensation. At various times, we issue additional compensation to our named executive officers and senior officers in the form of equity compensation to further align management and shareholder interests and to reward management for cumulative performance and increases in shareholder value. The awards may be issued in the form of incentive stock option grants, nonstatutory stock option grants and restricted stock awards or units. In 2025 the Compensation Committee determined that restricted stock awards/units were the preferred form of equity compensation for the Company and did not issue any stock options as equity compensation.

Option exercise prices are established at market value on the grant date and vesting provisions for granted stock options and restricted stock are at the discretion of the compensation committee, or, for awards other than to executive officers, as may be delegated in accordance with applicable law and the Company’s equity plan. Upon termination, unexercised options are forfeited and made available for future grants. We fund the option shares and restricted stock from authorized but unissued shares.

With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the compensation committee each year following the availability of the financial results for the prior year. For any year, the determination of equity awards granted to our named executive officers will be based on guidelines regarding certain performance measures calculated over the prior cumulative three-year period. Equity awards granted pursuant to these guidelines will be calculated based on a percentage of salary, tied to our cumulative performance with respect to tangible book value growth, net charge-offs as a percentage of average loans, and total shareholder return in relation to certain target, stretch and maximum goals over the three-year period. Under these guidelines, the following were the performance metrics and goals for 2025:

Performance Measure	Target (1-Star Value *)	Stretch (2-Star Value **)	Maximum (3-Star Value ***)
Growth in Tangible Book Value	15%	20%	30%
Cumulative Charge-offs	< 75 bps	< 55 bps	< 40 bps
Total Shareholder Return	15%	20%	30%

A value of zero to three stars was awarded to each performance metric based on the actual results calculated over the cumulative prior three-year period. For illustration, if the target goal was not met on any one of the performance measures, then no star value was awarded for that single performance measure. If the target goal was met for each of the performance metrics, then one star was awarded for each metric for a total of three stars, and per the table below, each named executive officer was entitled to equity awards in an amount equal to the applicable percentage of base salary related to the achievement of three stars. Further, if the target goal was met on any two performance metrics and the stretch goal was met on the remaining performance metric, then four stars were awarded and each named executive officer was entitled to equity awards in an amount equal to the applicable percentage of base salary related to such four-star achievement. For the avoidance of doubt, if the actual performance achieved fell between the target, stretch, or maximum goal, the minimum level achieved was awarded. For example, if tangible book value growth achieved was 17%, then one star was awarded to such achievement.

Achievements	% of Base Salary for the Equity Award for Mr. Seaver	% of Base Salary for the Equity Award for Mr. Hurst	% of Base Salary for the Equity Award for Mr. Zych	% of Base Salary for the Equity Award for Mr. Wilbanks	% of Base Salary for the Equity Award for Ms. Fairchild
9 Stars	120%	100%	80%	80%	50%
8 Stars	100%	85%	70%	70%	40%
7 Stars	85%	80%	60%	60%	30%
6 Stars	60%	60%	50%	50%	25%
5 Stars	50%	50%	40%	40%	20%
4 Stars	40%	40%	30%	30%	20%
3 Stars	30%	30%	20%	20%	20%

Equity awards under this plan were awarded in February 2026, following the availability of financial results for the year ended December 31, 2025. The number of shares granted was determined by the closing stock price of the respective grant date, which was

$54.94 on February 1, 2026. Any equity awards granted pursuant to these guidelines will vest over four years to provide strong retention incentives. For the year cumulative three-year performance period ending December 31, 2025, Messrs. Seaver, Hurst, Zych, Wilbanks and Ms. Fairchild were each awarded five stars, consisting of two stars for achieving the tangible book value target goal and three stars for achieving the maximum goal for cumulative charge-offs. Accordingly, Mr. Seaver and Mr. Hurst received approximately 50% of their annual salary, or 5,300 and 3,500 shares, respectively, and Mr. Zych and Mr. Wilbanks received approximately 40%, or 2,500 and 1,800 shares, of their annual salary in equity compensation and Ms. Fairchild received approximately 20%, or 875 shares, of her annual salary in equity compensation. In addition, Messrs. Seaver, Hurst and Zych were awarded a discretionary allotment of equity awards due to the Company’s stock appreciation during 2025 in comparison to the KRX Regional Bank Index.

Retirement/Deferred Compensation. We have a 401(k) plan pursuant to which we match 100% of the first 2% of the employee’s salary, and 50% of the next 4% of the employee’s salary. In addition, we supplemented the retirement planning by adopting a salary continuation plan for certain members of management at the level of senior vice president or above, including a majority of our named executive officers. This plan was designed to enhance our ability to retain executives over the long term and to provide a partial offset to shortfalls in the percentage of income provided for retirement by our 401(k). Pursuant to this plan, we accrue retirement benefits at the levels necessary so that the net present value of the anticipated cost of the salary continuation plan is accrued at the time the officer reaches the age of 65. When we calculate targeted overall compensation for our senior management, we factor in the benefits expense related to both the 401(k) and the accrued individual cost of the salary continuation plan. Additional details regarding the supplemental retirement plan are provided below following the Pension Benefits Table.

Perquisites and Other Benefits. We annually review the perquisites that our named executive officers and other senior officers receive. The primary perquisites for these individuals are additional levels of life insurance, the payment of monthly dues for one golf or social club, and an automobile or an automobile allowance. We encourage our named executive officers and other senior officers to belong to a golf or social club so that they have an appropriate entertainment forum for clients and appropriate interaction with their communities.

Our named executive officers also participate in our other benefit plans on the same terms as other employees. These plans include medical insurance, life insurance and a medical reimbursement plan.

Severance and Change in Control Agreements

Severance Benefits. We believe we should provide reasonable severance benefits to our named executive officers. These severance benefits should reflect the fact that it may be difficult to find comparable employment within a short period of time.

For additional information regarding severance benefits, see “Potential Payments Upon Termination or Change in Control” below and information about the employment agreements with the named executive officers that follows the Grants of Plan Based Awards table.

Change in Control. Our named executive officers and other employees have built Southern First into the Company that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of shareholders will be best served if the interests of our named executive officers are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the potential reluctance of our named executive officers to pursue potential change in control transactions that may be in the best interests of shareholders. As such, our chief executive officer, Mr. Seaver, has a renewable employment agreement with us for a term of three years and our president, Mr. Hurst, our Chief Financial Officer, Mr. Zych, and our Chief Credit Officer, Mr. Wilbanks, have renewable employment agreements with us for a term of two years.

Under the terms of the employment agreements, if following a change in control Messrs. Seaver, Hurst, Zych and Wilbanks are terminated without “cause” or terminate employment for “good reason", the executive is entitled to receive severance compensation and any bonus accrued or unpaid through the date of termination. This structure is commonly referred to as a “double trigger.” Mr. Seaver’s agreement entitles him to receive severance compensation equal to three years of base salary, while Mr. Hurst’s, and Mr. Zych’s agreements provide for severance compensation equal to two years of base salary, and Mr. Wilbank’s agreement provides for severance compensation equal to one year of base salary. We believe that these levels are comparable to our competition.

In addition, under the terms of the employment agreements, in the event of a change in control, we will also continue to partially fund health insurance benefits for the legally required COBRA period or until the employee obtains comparable benefits pursuant to a subsequent employer’s benefit plans. Further, all restrictions on any outstanding incentive awards granted to the employee and incentive plans become 100% vested, and all stock options and stock appreciation rights granted to the employee will also become immediately exercisable. See “Compensation Arrangements – Employment Agreements” for additional information regarding the employment agreements.

We have also entered into salary continuation agreements with our named executive officers which provide, among other things, that upon a change in control the Bank will pay to the executive a change in control benefit equal to his accrual balance at his normal retirement age, without additional discount for the time value of money in one lump-sum payment within three days after the change in control. If a change in control occurs at any time during the salary continuation benefit payment period and if when the change in control occurs the executive is receiving the normal retirement benefit, the early termination benefit, or the disability benefit, the Bank will pay the present value, calculated at the discount rate or rates established by the plan administrator, of the remaining salary continuation benefits to the executive in a single lump-sum payment within three days after the change in control. See “Compensation Arrangements – Salary Continuation Agreements” and “Pension Benefits” for additional information regarding the salary continuation agreements.

Compensation Process

Our compensation committee, is responsible for annually reviewing the performance of our named executive officers and reviewing all compensation and awards to executive and senior officers. In addition, the compensation committee may engage compensation advisors to assist it in determining compensation levels. The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation and seeks input and recommendations from the chief executive officer for the other named executive officers. The committee operates under a written charter that establishes its responsibilities and reviews the charter annually to ensure that the scope of the charter is consistent with the committee’s role.

Role of the Named Executive Officers. Our named executive officers and the compensation committee work together to establish, review and evaluate performance goals for our incentive compensation plans. While these executives provide input into our corporate strategic goals for future performance periods, the committee carefully reviews these recommended goals before giving its final approval and evaluates and determines whether such goals have been achieved. We believe this process ensures that performance goals will be appropriately balanced between short- and long-term incentives and will be motivating and challenging as well as attainable.

Role of the Compensation Consultant. Every few years, we engage a consultant firm to assist with trends and benchmarks related to executive compensation. In 2021, the Company engaged McLagan, an Aon Company, to provide limited independent consulting services related to our executive compensation. In considering the retention of McLagan, the Company assessed McLagan’s independence in light of SEC rules and NASDAQ listing standards and determined that McLagan was independent and its work did not create any conflicts of interest.

McLagan provided the following services to us in 2021:

•	Recommended a compensation peer group of publicly-traded financial institutions;
•	Reviewed the competitiveness of our compensation programs for our named executive officers, including base salary, annual incentives, long-term incentives, employment contracts and retirement benefits; and
•	Commented on the design of our incentive programs relative to the practices of our peers and alignment with our culture and business strategy.

Benchmarking. The compensation committee did not use the compensation peer group provided by McLagan in 2021 to perform compensation benchmarking but rather utilized broader-based compensation third-party industry surveys to obtain an additional understanding of what is current market practice among US-based community banks. The compensation committee, however, did rely on the input of McLagan on how the design of our incentive programs aligns with our culture and business strategy.

Risk Considerations. The compensation committee reviews the risks and rewards associated with the Company’s compensation programs from time to time. This review assesses the material elements of executive and non-executive employee compensation and has concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company. We believe that our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short-term and long-term.

Stock Ownership Guidelines. We believe that it is in our best interest and that of our shareholders to align the personal financial interests of our directors and officers with those of our shareholders. While the board of directors has not implemented stock ownership guidelines for our directors and named executive officers, the board periodically analyzes the ownership of such individuals and believes that their personal financial interests are aligned with those of our shareholders.

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure an understanding of the financial impact of the program. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Stock Compensation Grant and Award Practices; Timing Issues. The compensation committee generally approves equity awards at its first regular meeting of the year, following the availability of year-end financial results. The awards are priced at the fair market value of our common stock on the date of grant.

In 2025, the Company did not grant stock options or stock appreciation rights and currently utilizes restricted stock and restricted stock units as its preferred forms of equity compensation. The compensation committee does not consider material non-public information when determining the timing or terms of equity awards. Further, the Company has not timed the public release of material non-public information to affect the value of executive compensation. The release of such information follows established disclosure schedules or is made in accordance with the applicable requirements of federal securities laws. The compensation committee’s decisions are subject to review by the full board of directors.

Targeted Overall Compensation. We establish targeted overall compensation for our named executive officers by first understanding the market value for these individuals in our regions. We seek to provide our executives with the incentive to earn above market compensation by accomplishing significant goals related to their respective role within the Company.

Under our compensation structure, the mix of base salary, bonus and equity compensation generally varies depending upon level. For our named executive officers, we generally seek the mix to include a base salary of 50-60%, a bonus of 10-30%, and equity compensation of 15-30% of total compensation.

In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management – the levels of management having the greatest ability to influence our performance – should be significantly weighted on performance. Therefore, we typically offer our executives a slightly lower base salary (approximately 90% of what we believe to be average market base salary) with the potential to earn a higher than market bonus and a higher than market overall compensation. We select allocations that we believe are consistent with our overall compensation philosophy as described above.

The amount of equity awarded has been based primarily on the executive officer’s areas of responsibility. The objective of the awards is to align management with the same interests as shareholders. From time-to-time additional equity awards may be granted to officers based on performance, assumption of additional responsibilities and duties and other factors.

Role of Shareholder Say on Pay Vote. As required by the Dodd-Frank Act, we held an advisory vote on the compensation of our executive officers (“say on pay”) at our 2025 Annual Meeting of Shareholders. At the 2025 Annual Meeting of Shareholders, 75.0% of the votes cast on the say on pay proposal were cast in support of the compensation of our named executive officers. A majority of the votes cast by our shareholders at our 2025 Annual Meeting of Shareholders were in favor of holding this vote on an annual basis. Based on the results of this advisory vote, our board of directors elected a frequency of every year to conduct an advisory vote on compensation of our named executive officers.

While the 2025 shareholder vote reflected strong support for our executive compensation programs, the compensation committee, board of directors and management have continued to refine compensation programs in an effort to further align the interests of the executives with those of our shareholders and to strengthen the linkage between pay and performance.

Shareholder Engagement. We regularly engage with our shareholders to provide meaningful information about our Company. Our Executive Leadership team, which consists of our CEO, President and CFO, regularly communicates with investors, provides investor presentations, and participates in virtual and in-person meetings and larger conferences with institutional shareholder representatives as requested.

We continue to be actively engaged in outreach to the investment community. We facilitate communication with and obtain shareholder insight into, among other topics, the Company’s corporate governance, executive compensation, corporate stewardship, and other practices so that the Company can make deliberate, thoughtful, and balanced decisions that reflect the interest of our shareholder base. This ongoing dialogue ensures that we remain responsive to the evolving expectations of our investors and are aligned with industry best practices. We prioritize transparency and seek to build strong relationships with both institutional and retail investors, making sure that their voices are heard in the decision-making process. We recognize that shareholder sentiment can evolve over time, and as such, we are committed to maintaining a dynamic approach to our engagement efforts, considering any new insights or concerns raised by our shareholders.

We believe that ongoing engagement is key to fostering trust, maintaining transparency, and ensuring our actions are in the best interests of our investors. Through continued collaboration with the investment community, we are dedicated to ensuring that our governance practices and corporate strategies reflect the values and priorities of our shareholders.

Clawback Policy. The compensation committee believes it is appropriate to adjust or recover incentive awards or payments in the event the financial reporting measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. As required under SEC and NASDAQ rules, the board of directors approved the Incentive Compensation Recovery Policy effective November 21, 2023. The policy generally requires recovery of any erroneously awarded incentive-based compensation (calculated based on the error that was subsequently corrected in an accounting restatement), regardless of any misconduct or knowledge of the officer who received the compensation. However, recovery is generally not required if the compensation was received before the person began serving as an officer, or the person did not serve as an officer at any time during clawback period. A clawback will be triggered by both a “Big R” restatement — one that corrects an error in previously issued financial statements that is material to the previously issued financial statement and requires a Form 8-K filing — as well as a “little r” restatement — one that corrects an error that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period and generally does not require filing a Form 8-K.

Regulatory Considerations. As a publicly-traded financial institution, we must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require the compensation committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

The compensation committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for our named executive officers. The compensation committee believes we have adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The compensation committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reported earnings in an effort to enhance his or her compensation.

In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), such as Code Section 162(m) that may limit the tax deductibility of certain compensation; Code Section 409A regarding nonqualified deferred compensation; and Code Section 280G regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

The compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, and may determine it is appropriate to provide compensation that may exceed deductibility limits in order to recognize performance, meet market demands, retain key executives, and take into account other appropriate considerations.

Compensation Committee Report

The compensation committee consisting of Mses. Ellefson and Cluverius and Messrs. Cubbage, Hooper, Johnstone, Maner and Orders has reviewed and discussed the foregoing Compensation Discussion and Analysis contained in this Proxy Statement with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2025 Form 10-K.

The information contained in this review shall not be subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The report of the compensation committee is included herein at the direction of its members, Mses. Ellefson and Cluverius and Messrs. Cubbage, Hooper, Johnstone, Maner and Orders.

EXECUTIVE COMPENSATION

The following table shows the compensation we paid to our named executive officers for the years ended December 31, 2025, 2024 and 2023.

Summary Compensation Table

Name and Principal Position as of December 31, 2025	Year	Salary	Bonus (1)	Stock Awards (2)(3)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total
R. Arthur Seaver, Jr.	2025	$515,000	$150,000	$ 204,608	$ -	$ -	$ 201,981	$ 75,243	$ 1,146,832
Chief Executive Officer	2024	515,000	135,000	308,978	-	-	110,300	72,170	1,141,448
	2023	515,000	90,000	130,350	-	-	-	69,968	805,318
Calvin C. Hurst	2025	365,650	135,000	141,680	-	-	12,372	43,239	697,941
President	2024	355,000	125,000	185,364	-	-	5,975	47,664	719,003
	2023	309,000	100,000	86,900	-	-	-	45,668	541,568
Christian J. Zych(6)	2025	319,300	100,000	77,280	-	-	-	43,026	539,606
Chief Financial Officer	2024	203,000	80,000	58,400	-	-	-	19,510	360,910
William M. Aiken, III(7)	2025	67,468	-	79,120	-	-	-	5,462	152,050
Chief Risk Officer	2024	265,000	85,000	128,735	-	-	-	30,095	508,830
	2023	257,500	70,000	86,900	-	-	-	30,278	444,678
Wesley C. Wilbanks(8)	2025	235,000	65,000	36,800	-	-	-	28,672	365,472
Chief Credit Officer
Julie A. Fairchild(9)	2025	206,000	52,000	-	-	-	15,438	38,792	312,230
Chief Accounting Officer	2024	188,000	40,000	54,275	-	-	5,478	33,313	321,066

(1)	These amounts reflect an annual discretionary bonus award determined by the compensation committee and paid in the subsequent fiscal year.
(2)

The value for each of these awards is its grant date fair value calculated by multiplying the number of shares subject to the award by the market price per share on the date such award was granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and is the closing price as reported on NASDAQ as of each valuation date. See the discussion of assumptions used in the valuation of stock and option awards in Note 19 “Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

(3)

On February 1, 2025, Mr. Seaver received an award of 5,560 shares of restricted stock, Mr. Hurst received an award of 3,850 shares of restricted stock, Mr. Zych received an award of 2,100 shares of restricted stock, Mr. Aiken received an award of 2,150 shares of restricted stock, and Mr. Wilbanks received an award of 1,000 shares of restricted stock under the Company’s 2020 Equity Incentive Plan. On January 16, 2024, Mr. Seaver received an award of 8,326 shares of restricted stock, Mr. Hurst received an award of 4,995 shares of restricted stock, Mr. Aiken received an award of 3,469 shares of restricted stock, and Ms. Fairchild received an award of 500 shares of restricted stock, and on May 21, 2024, Mr. Zych received an award of 2,000 shares of restricted stock and on October 14, 2024, Ms. Fairchild received an award of 1,000 shares of restricted stock under the Company’s 2020 Equity Incentive Plan. On January 17, 2023, Mr. Seaver received an award of 3,000 shares of restricted stock, Messrs. Hurst and Aiken each received an award of 2,000 shares of restricted stock under the Company’s 2020 Equity Incentive Plan. The restricted stock vests ratably over four years, except for 1,000 shares of restricted stock granted to Mr. Aiken on January 17, 2023, which have a cliff vesting period of five years.

(4)

During the year ended December 31, 2023, the value of the Company’s Nonqualified Deferred Compensation Plan had decreased in value due to an increase in the discount rate used to calculate the present value of the deferred benefit. For Mr. Seaver, the change in pension value for the year ended December 31, 2023 was a decrease of $144,501 and for Mr. Hurst, the change was a decrease of $9,598, which is not shown in the table due to a negative value.

(5)

All other compensation includes the following items: (a) Company contributions under the 401(k) Plan, (b) car allowance or value attributable to personal use of Company provided automobiles, (c) club dues, (d) premiums for the portion of the death benefits shared by the Company with the named executive officers pursuant to bank owned life insurance and (e) premiums for medical, life, accident and long-term disability insurance policies. None of these benefits exceed $10,000 except for an auto allowance of $10,800 paid to Mr. Zych, medical insurance premiums of $14,317 paid for Mr. Seaver and $19,523 paid for each of Mr. Hurst, Mr. Zych and Ms. Fairchild; employer 401(k) contributions of $13,320 paid for Mr. Seaver, $11,976 paid for Mr. Hurst, and $12,095 paid for Mr. Zych; and country club dues of $31,138 paid for Mr. Seaver.

(6)	Mr. Zych joined the Company and the Bank effective May 6, 2024.
(7)	Mr. Aiken resigned from the Company and the Bank effective March 28, 2025.
(8)	Mr. Wilbanks was not a named executive officer prior to 2025.
(9)	Ms. Fairchild was not a named executive officer prior to 2024.

Grants of Plan-Based Awards

The following table provides information regarding plan-based equity awards granted to the named executive officers during 2025. Discretionary cash bonus awards paid in January 2026 for performance in 2025, as reflected in the Summary Compensation Table, were as follows: R. Arthur Seaver, Jr. — $150,000; Calvin C. Hurst — $135,000; Christian J. Zych — $100,000; Wesley C. Wilbanks — $65,000; and Julie A. Fairchild — $52,000. Ms. Fairchild did not receive any plan-based equity awards during 2025.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards($)	Estimated Future Payouts Under Equity Incentive Plan Awards($)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)

R. Arthur Seaver, Jr.	2/01/2025	-	-	5,560	-	$ -	$ 204,608
Calvin C. Hurst	2/01/2025	-	-	3,850	-	-	141,680
Christian J. Zych	2/01/2025	-	-	2,100	-	-	77,280
William M. Aiken, III	2/01/2025	-	-	2,150	-	-	79,120
Wesley C. Wilbanks	2/01/2025	-	-	1,000	-	-	36,800

(1)	This amount represents the fair market value of all restricted stock awards made during the fiscal year 2025. The fair market value for stock awards is based on the closing market price of the stock on the date of grant which was $36.80 per share on February 1, 2025. Ms. Fairchild did not receive any plan-based equity incentive awards during 2025.

Outstanding Equity Awards at Fiscal Year End

The following table shows the number of shares covered by both exercisable and non-exercisable options and stock awards owned by our named executive officers as of December 31, 2025, as well as the related exercise prices and expiration dates for the option awards. Option awards have been granted pursuant to the 2010 Stock Incentive Plan, the 2016 Equity Incentive Plan and the 2020 Equity Incentive Plan. All stock option information has been adjusted to reflect all prior stock splits and dividends. Mr. Aiken resigned from the Company and the Bank effective March 28, 2025 and did not hold any outstanding equity awards as of December 31, 2025.

	Option Awards				Stock Awards
						Market
					Number of	Value of
					Shares or	Shares or
	Number of Securities				Units of	Units of
	Underlying Unexercised		Option	Option	Stock that	Stock that
	Options(#)		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price($)	Date	Vested(#)	Vested($)
R. Arthur Seaver, Jr.	8,000	-	$ 42.80	01/16/2028	13,804	$ 711,182
	8,000	-	32.32	01/15/2029	-	-
	8,000	-	42.72	01/21/2030	-	-
	15,000	-	39.45	01/19/2031	-	-
Calvin C. Hurst	4,000	-	$ 35.35	04/16/2029	8,971	$ 462,186
	4,000	-	42.72	01/21/2030	-	-
	8,000	-	25.10	05/19/2030	-	-
	8,000	-	39.45	01/19/2031	-	-
Christian J. Zych	-	-	-	-	3,600	$ 185,472
Wesley C. Wilbanks	-	-	-	-	2,312	$ 119,114
Julie A. Fairchild	1,500	-	$ 35.65	01/17/2027	1,500	$ 77,280
	1,000	-	42.80	01/16/2028	-	-
	1,000	-	32.32	01/15/2029	-	-
	1,000	-	42.72	01/21/2030	-	-
	1,500	-	39.45	01/19/2031	-	-

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
R. Arthur Seaver, Jr.	30,000	$ 517,880	3,832	$ 140,083
Calvin C. Hurst	-	-	2,374	86,816
Christian J. Zych	-	-	500	18,400
William M. Aiken	3,000	33,477	1,368	49,912
Wesley C. Wilbanks	-	-	938	38,267
Julie A. Fairchild	1,500	40,500	625	24,688
(1)	Value realized is based on the difference between our common stock closing price on the date of exercise and the option exercise price.
(2)	Value realized is based on the market value of the underlying shares on the vesting date.

Equity Compensation Plan Information

The following table contains certain information as of December 31, 2025, relating to securities authorized for issuance under our equity compensation plans. All stock option information has been adjusted to reflect prior stock splits and dividends.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	240,599	$ 38.11	204,531
Equity compensation plans not approved by security holders	None	n/a	n/a
Total	240,599	$ 38.11	204,531

Compensation Arrangements

Employment Agreements. The Company and the Bank are parties to an amended and restated employment agreement with R. Arthur Seaver, Jr., dated September 30, 2013, pursuant to which he serves as the chief executive officer of both our Company and the Bank. The agreement renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is three years. As of March 15, 2026, Mr. Seaver receives a minimum annual salary of $531,738, which may be increased annually by the board of directors. He is also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs. He also receives the use of a Bank-owned automobile.

Mr. Seaver’s employment agreement also provides that during the term of employment and for a period of 12 months following termination, Mr. Seaver may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which he had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees. If Mr. Seaver is terminated without cause, as defined in the employment agreement, he will be entitled to severance compensation equal to his then current monthly salary for a period of 12 months, plus any accrued bonus. The agreement also contains a double trigger severance payment that requires, if, following a change in control of the Company, Mr. Seaver is terminated without cause, or if he terminates his employment for good reason, as defined in the employment agreement, he will be entitled to severance compensation of three times his then current monthly salary paid in equal monthly installments over a period of 12 months, plus any accrued bonus and all outstanding options and incentives will vest immediately. If, following a change in control of our Company, he is terminated without cause or he terminates his employment for good reason, he would receive continuation of health insurance for an 18-month period during which he would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

As of December 31, 2025, the Company and the Bank were parties to (i) an amended and restated employment agreement with Calvin C. Hurst to serve as president of the Company and the Bank, (ii) an employment agreement with Christian J. Zych to serve as chief financial officer of the Company and the Bank, and (iii) an employment agreement with Wesley C. Wilbanks to serve as chief credit officer. Each agreement renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is two years. As of March 15, 2026, Messrs. Hurst, Zych, and Wilbanks are paid a salary of $400,000, $340,000, and $250,000, respectively, which may be increased annually by the board of directors. They are also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs. In addition, Mr. Hurst receives use of Bank-owned automobile, while Messrs. Zych and Wilbanks receive a monthly automobile allowance.

If Mr. Hurst, Mr. Zych, or Mr. Wilbanks, as applicable, is terminated without cause, as defined in the employment agreement, he will be entitled to severance compensation equal to his then current monthly salary for a period of 12 months, plus any accrued bonus. If, following a change in control of the Company, Mr. Hurst, Mr. Zych, or Mr. Wilbanks is terminated without cause, or if he terminates his employment for good reason, as defined in the employment agreement, Messrs. Hurst and Zych will be entitled to severance compensation of two times his then current monthly salary paid in equal monthly installments over a period of 12 months, plus any accrued bonus and all outstanding options and incentives will vest immediately, and Mr. Wilbanks will be entitled to severance compensation of one time his then current monthly salary paid in equal monthly installments over a period of 12 months, plus any accrued bonus and all outstanding options and incentives will vest immediately. The agreements also contain a double trigger severance payment that requires, if, following a change in control of our Company, either officer is terminated without cause or he terminate his employment for good reason, he would receive continuation of health insurance for an 18-month period during which he would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

Each employment agreement provides that during the term of employment and for a period of 12 months following termination, Messrs. Hurst, Zych, and Wilbanks may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which they had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees. These restrictions do not apply in the event of a termination following a change in control as to Messrs. Seaver, Hurst, and Wilbanks and the geographic noncompete does not apply to Mr. Zych following a change in control.

Salary Continuation Agreements. The Bank is a party to salary continuation agreements with Messrs. Seaver and Hurst and Ms. Fairchild as of December 31, 2025. Unless a separation from service or a change in control (as defined in the salary continuation agreements) occurs before the retirement age set forth in each agreement, the salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the executives in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the executive attains the normal retirement age and for Mr. Seaver, for the executive’s lifetime with a 15-year term certain period, and for Mr. Hurst and Ms. Fairchild, for a 15-year term. Under the terms of the agreements, Mr. Seaver will receive an annual supplemental retirement benefit of $250,000, Mr. Hurst will receive $75,000 and Ms. Fairchild will receive $50,000. Mr. Zych and Mr. Wilbanks do not have a salary continuation agreement with the Bank as of December 31, 2025.

Pension Benefits

Name(1)	Plan Name	Number Of Years Credited Service	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
R. Arthur Seaver, Jr.	Southern First Bank, Salary Continuation Agreement	20	$ 2,016,149	$ —
Calvin C. Hurst	Southern First Bank, Salary Continuation Agreement	6	64,746	—
Julie A. Fairchild	Southern First Bank, Salary Continuation Agreement	12	120,764	—
(1)	Christian J. Zych and Wesley C. Wilbanks do not have a Salary Continuation Agreement with the Bank as of December 31, 2025.
(2)	SERP amounts represent the aggregate liability carried on the Company’s books for each of the identified named executive officers as of December 31, 2025.

Provided such executive has been continuously employed by the Bank for five consecutive years from the effective date of the salary continuation agreement, if an early termination occurs (defined as separation from service before normal retirement age for reasons other than death, disability, termination for cause, or after a change in control), Mr. Seaver’s early termination benefit is calculated by taking the accrual balance (as defined in the salary continuation agreement) existing at the end of the month immediately before the month in which separation from service occurs, compounding this accrual balance forward to the executive’s normal retirement age taking into account interest at the discount rate or rates established by the plan administrator, and amortizing this resulting amount for the executive’s lifetime with a 15-year term certain period, beginning with the executive’s normal retirement age. The early termination benefit for Mr. Hurst and Ms. Fairchild is calculated by taking the accrual balance (as defined in the salary continuation agreement) existing at the end of the month immediately before the month in which separation from service occurs. We will pay this annual early termination benefit as calculated to the executive in 12 equal monthly installments payable on the first day of each month, beginning with the later of (x) the seventh month after the executive’s separation from service, or (y) the month immediately after the month in which the executive attains the normal retirement age and for the executive’s lifetime with a 15-year term certain period. However, all of the executive’s early termination benefits will be forfeited if at any time from the date of the executive’s early termination and for a period of one year thereafter, the executive (without the prior written consent of the Bank) competes with the Bank, the Company, or any of its subsidiaries, directly or indirectly, by engaging in forming, by serving as an organizer, director, officer of, employee or agent, or consultant to, or by acquiring or maintaining more than a one percent passive investment in, a depository financial institution or holding company thereof if such depository financial institution or holding company has or establishes one or more offices or branches which are located within 30 miles of any office or branch of the Bank in existence at the date of the executive’s early termination.

Upon Mr. Seaver’s separation from service because of disability (as defined in the salary continuation agreement) before normal retirement age, the executive’s disability benefit is calculated by taking the accrual balance existing at the end of the month immediately before the month in which separation from service occurs, compounding this accrual balance forward to the executive’s normal retirement age taking into account interest at the discount rate or rates established by the plan administrator, and amortizing this resulting amount over the executive’s lifetime with a 15-year term certain period, beginning with the executive’s normal retirement age. The early termination benefit for Mr. Hurst and Ms. Fairchild is calculated by taking the accrual balance (as defined in the salary continuation agreement) existing at the end of the month immediately before the month in which separation from service occurs. Beginning with the later of (x) the seventh month after the executive’s separation from service, or (y) the month immediately after the month in which the executive attains the normal retirement age, the Bank will pay the disability benefit to the executive in 12 equal monthly installments on the first day of each month and for a 15-year term certain period.

If Messrs. Seaver or Hurst or Ms. Fairchild die in active service to the Bank before normal retirement age, the executive’s beneficiary will be entitled to an amount equal to the executive’s accrual balance at the time of the executive’s death, payable within 60 days of the executive’s death.

If Mr. Seaver or Ms. Fairchild die before any separation from service and the executive is receiving the executive’s normal retirement benefit, but the executive has not received the executive’s normal retirement benefit for the full 15-year term certain period, the executive’s beneficiary will be entitled to, at the Company’s sole discretion upon the executive’s death, either: (i) the present value, calculated at the discount rate or rates established by the plan administrator, at the executive’s death of the executive’s remaining salary continuation benefits, paid to the executive’s beneficiary in a lump-sum within 60 days of the executive’s death; or (ii) the executive’s remaining salary continuation benefits, paid to the executive’s beneficiary in 12 equal monthly installments payable on the first day of each month for the 15-year term certain period. If Mr. Hurst dies before any separation from service and he is receiving the normal retirement benefit, but has not received his normal retirement benefit for the full 15-year term certain period, his beneficiary will be entitled to his remaining salary continuation benefits, paid to his beneficiary in 12 equal monthly installments payable on the first day of each month for the 15-year term certain period.

If Messrs. Seaver or Hurst or Ms. Fairchild die after separation from service and the executive is entitled to the early termination benefit or the disability benefit, but has not started receiving such benefits because the executive has not reached the normal retirement age, the executive’s beneficiary will be entitled to a lump-sum benefit equaling the present value, calculated at the discount rate or rates established by the plan administrator, at the executive’s death of the accrual balance which existed at the end of the month immediately before the month in which separation from service occurred, after compounding this accrual balance forward to the executive’s normal retirement age taking into account interest at the discount rate or rates established by the plan administrator. Assuming the two discount rates referred to in the previous sentence are the same, the resulting lump-sum benefit would be the executive’s accrual balance which existed at the end of the month immediately before the month in which separation from service occurred. We will pay this lump-sum benefit to the executive’s beneficiary within 60 days of the executive’s death.

If Mr. Seaver or Ms. Fairchild dies after separation from service and the executive is receiving the normal retirement benefit, the early termination benefit, or the disability benefit, the executive’s beneficiary will be entitled to, at the Bank’s sole discretion upon the executive’s death, either: (i) the present value, calculated at the discount rate or rates established by the plan administrator, at the executive’s death of the executive’s remaining salary continuation benefits as determined under the applicable section of the salary continuation agreement, paid to the executive’s beneficiary in a lump-sum within 60 days of the executive’s death; or (ii) the executive’s remaining salary continuation benefits as determined under the applicable section of the salary continuation agreement, in the amounts specified in the applicable section, paid to the executive’s beneficiary at the times specified in the applicable section. If Mr. Hurst dies after separation from service and he is receiving the normal retirement benefit, the early termination benefit, or the disability benefit, his beneficiary will be entitled to the remaining salary continuation benefits as determined under the applicable section of the salary continuation agreement, in the amounts specified in the applicable section, paid to his beneficiary at the times specified in the applicable section.

We will not pay any benefits under the salary continuation agreements and the agreements will terminate if separation from service is the result of termination for cause (as defined in the executive’s employment agreement or if the executive is not a party to an employment agreement containing a definition of termination for cause, as defined in the salary continuation agreement).

To offset the annual expense accruals for the benefits payable to the executives under the salary continuation agreements, we acquired bank-owned life insurance (“BOLI”). It is anticipated that the BOLI will provide full cost recovery of the benefits paid to the executives under the salary continuation agreements upon their deaths.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of Messrs. Seaver, Hurst, Zych, and Wilbanks and Ms. Fairchild in the event of termination of such executive’s employment by the Company in the case of termination without cause and, in the case of good reason termination following a change in control, by such named executive officer. The amounts shown assume that the termination occurred on December 31, 2025, which was the last trading day of the calendar year ended December 31, 2025, and at a price per share of the Company’s common stock equal to the closing market price as of that date. These amounts are estimates of the amounts which would have been paid out to the executive officer upon termination as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company.

Name and Principal Position(1)	Salary(2)	Bonus(3)	Salary Continuation Plan(4)	Continuation of Medical Benefits(5)	Acceleration and Continuation of Equity Awards	Total Termination Benefits
R. Arthur Seaver, Jr.
CEO and Director of the Company and the Bank
Termination without cause	$ 515,000	150,000	2,016,149	-	711,182	3,392,331
Good reason termination or termination without cause, each after change in control	1,545,000	150,000	2,016,149	11,816	711,182	4,434,147
Calvin C. Hurst
President of the Company and the Bank
Termination without cause	365,650	135,000	64,746	-	462,186	1,027,582
Good reason termination or termination without cause, each after change in control	731,300	135,000	75,000	16,113	462,186	1,419,599
Christian J. Zych
CFO of the Company and the Bank
Termination without cause	319,300	100,000	-	-	185,472	604,772
Good reason termination or termination without cause, each after change in control	638,600	100,000	-	16,113	185,472	940,185
Wesley C. Wilbanks
CCO of the Bank
Termination without cause	235,000	65,000	-	-	119,114	419,114
Good reason termination or termination without cause, each after change in control	235,000	65,000	-	1,364	119,114	420,478
Julie A. Fairchild(1)
CAO of the Company and the Bank
Termination without cause	-	-	120,764	-	77,280	198,044
Good reason termination or termination without cause, each after change in control	-	-	120,764	-	77,280	198,044

(1)	Ms. Fairchild does not have an employment agreement with the Company as of December 31, 2025.
(2)

In the event of a termination without cause before a change in control, salary is paid in equal monthly installments for a period of 12 months following termination. In the event of termination without cause after a change in control or good reason termination after a change in control, salary is paid in equal monthly installments for a period of 12 months following termination as follows: Mr. Seaver will be paid a salary equal to three times his current salary, Messrs. Hurst and Zych will be paid a salary equal to two times their respective current salary, and Mr. Wilbanks will be paid a salary equal to one time his current salary.

(3)	Includes all bonus amounts earned or accrued through the date of termination.
(4)

In the event of a termination without cause before a change in control, the amount represents the aggregate liability carried on the Company’s books for Messrs. Seaver and Hurst and Ms. Fairchild as of December 31, 2025. In the event of termination without cause after a change in control or a good reason termination after a change in control, for Mr. Seaver and Ms. Fairchild, the amount reflects the present value of the SERP amount as of their normal retirement age and for Mr. Hurst, the amount reflects the greater of $75,000 or aggregate liability at the time of the change in control.

(5)	Reflects the estimate of all future premiums which will be paid for medical benefits using the premium rates in effect at December 31, 2025. Continuation of benefits is for an 18-month period during which the named executive officer would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

The following discussion relates to certain named executive officers’ respective employment agreements. Ms. Fairchild does not have an employment agreement with the Company.

“Cause” generally will be deemed to exist where the named executive officer has been convicted of a crime involving moral turpitude, has stolen from us, has violated his non-competition or confidentiality obligations, or, following a cure period, has been grossly negligent in fulfillment of his responsibilities. “Good reason” generally will exist where an employee’s position or compensation has been decreased (other than as part of a company-wide compensation reduction) or where the employee has been required to relocate. A more detailed description of “cause,” good reason” and “change in control” is set forth below.

If the named executive officer’s employment is terminated for cause or upon voluntary termination, the named executive officer shall receive only any sums due as base salary and/or reimbursement of expenses through the date of such termination.

If the named executive officer’s employment is terminated upon the death of the named executive officer, the named executive officer’s estate shall receive any sums due as base salary and/or reimbursement of expenses through the end of the month during which death occurred and any bonus earned or accrued through the date of death. Regardless of death, all prior calendar year earned bonuses must be paid within two months after the end of the calendar year in which they arise.

If the named executive officer becomes incapacitated and later terminated as a result of disability, the Company shall continue to pay the executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Company, provided that the amount of any such payments to the executive shall be reduced by the sum of the amounts, if any, payable to the executive for the same period under any disability benefit or pension plan of the Company or any of its subsidiaries. Furthermore, the executive shall receive any bonus earned or accrued under the Bonus Plan through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the executive’s incapacity.

Additional payments that may be made to named executive officers under certain circumstances under their respective salary continuation agreement are described in the narrative that follows the Pension Benefits table above.

For purposes of this discussion, the terms cause, good reason, and change in control, as defined in the named executive officers’ employment agreements, are defined as follows:

“Change in control” generally means the occurrence of any of the following events, unless the event is a result of a non-control acquisition:

•	The members of our board of directors as of the date of the employment agreement, who are referred to as incumbent directors, together with additional directors whose election or nomination was approved by a majority of the incumbent directors and who did not assume office as a result of an actual or threatened solicitation of proxies or consents by a person other than the board of directors, which additional directors are also referred to as incumbent directors, cease for any reason to constitute at least fifty percent of the board of directors.
•	A person, group or entity other than the Company, acquires our common stock, and immediately after which such person, group or entity has beneficial ownership of 20% or more of the combined voting power of our common stock.
•	Approval by our shareholders of: (i) a merger, consolidation, or reorganization; (ii) a complete liquidation or dissolution; or (iii) an agreement for the sale or other disposition of all or substantially all of our assets.
•	Regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the FDIC, or any other regulatory authority for permission to acquire control of the Company or any of our banking subsidiaries, provided that if the applicable transaction that has been approved by our board of directors then the change in control will not be deemed to occur until the closing of the transaction.

A “non-control acquisition” generally means a merger, consolidation or reorganization in which:

•	our shareholders immediately before the merger, consolidation or reorganization own, immediately after such transaction, at least 50% of the combined voting power of the voting securities of the surviving corporation resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership of our voting securities immediately before such merger, consolidation or reorganization; and

•	immediately following the merger, consolidation or reorganization, the number of directors on the board of directors of the surviving corporation who were incumbent directors at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

“Good reason” generally means the occurrence after a change in control of any of the events or conditions described below:

•	an adverse change in an employee’s status, title, position or responsibilities at any time within 90 days preceding the date of a change in control or at any time thereafter;
•	a reduction to the employee’s base salary or any failure to pay the employee any compensation or benefits to which the employee is entitled within five days of the due date;
•	a relocation of an employee at any place outside a 30-mile radius from the employee’s current work location immediately prior to the change in control except for reasonably required travel that is not greater than the travel requirements before the change in control;
•	the failure by us to (A) continue any material compensation or employee benefit plan in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter, unless replaced with a plan providing substantially equivalent compensation or benefits, or (B) provide the employee with compensation and benefits, in the aggregate, at least equal to those provided for under each other employee benefit plan, program and practice in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter;
•	any material breach by the Company of any material provision of the employment agreement; or
•	any purported termination of the employee’s employment for cause by us which does not comply with the terms of the employment agreement.

Any event or condition described above which occurs prior to a change in control but which the employee reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with a change in control which actually occurs, shall constitute good reason for purposes of the employment agreement, notwithstanding that it occurred prior to the change in control.

“Cause” generally means any of the following:

•	a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Company (including harm to its business reputation);
•	an indictment for the commission or perpetration by the executive of any felony or any crime involving dishonesty, moral turpitude or fraud;
•	a material breach by the executive of the employment agreement that remains uncured ten days following written notice;

•	notice from a regulatory agency with jurisdiction over the Company of its intention to institute certain formal or informal regulatory action against the executive or the Company, provided that, if the applicable matters relating to the executive’s performance are susceptible of cure, such matters remain uncured to the satisfaction of the regulatory agency 30 days after receipt of the notice from the regulatory agency;
•	disorderly conduct by the executive that materially disrupts the Company’s business operations to a level which is materially detrimental to the Company’s best interest, that, if susceptible of cure remains uncured ten days following written notice to the executive; or
•	the failure of the executive to devote his full business time and attention to his employment as provided under the employment agreement that, if susceptible of cure, remains uncured 30 days following written notice to the executive of such failure.

Endorsement Split Dollar Agreements. We consider adequate life insurance coverage for executives to be an essential element of the compensation necessary to retain, attract and reward excellent service. We entered into an endorsement split dollar insurance agreement effective January 1, 2009, with Mr. Seaver, which entitles him to designate the beneficiary of a specified portion of the death benefits payable under bank-owned policy on his life. The executive’s right to designate a beneficiary of the life insurance death benefit expires when the executive’s employment terminates or when the executive attains age 65, whichever occurs first. The death benefit payable to the executive’s beneficiary is the lesser of (x) 100% of the policy’s net death proceeds, meaning the total death benefit minus the policy’s cash surrender value, or (y) three times the executives salary. The bank is entitled to all insurance policy death proceeds remaining after payment of the death benefit to the executive’s beneficiary.

This bank-owned life insurance financing method is not expected to result in any material cost to the bank, but it is expected to increase the bank’s non-interest income in future operating periods. Because the bank intends to hold the bank-owned life insurance until the death of the insured, the increase in cash surrender value should be tax-free income under current federal income tax law. The collection of death benefits on the life insurance policies, which is likewise expected to be tax free under current federal and state income tax laws, is expected to enhance our return as well. The combination of tax-preferred income generated by the increasing cash value of the insurance policy, the tax-free insurance death benefit, and tax-deductible benefit payments to participants enables a bank to provide this significant benefit to executives through attractive cost-recovery financing.

Pay Ratio Disclosure

As of December 31, 2025, the pay ratio for total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 15 to 1. For the period ending December 31, 2025, the median total compensation of all our employees, with the exception of R. Arthur Seaver, Jr., our Chief Executive Officer, was $77,891, and the annual total compensation of Mr. Seaver was $1,146,833.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO.

1.	As of December 31, 2025, our employee population consisted of approximately 320 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date. This date was selected because it aligned with a payroll cycle and allowed us to identify employees in a reasonably efficient manner.
2.	To find the median of the annual total compensation of all our employees (other than our chief executive officer), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal year 2025. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2025, but did not work for us for the entire year. No full-time equivalent adjustments were made for part-time employees.
3.	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
4.	After identifying the median employee, we added together all of the elements of such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $77,891.

Total compensation for Mr. Seaver represents the amount reported in the “Total” column of our 2025 Summary Compensation Table and includes salary, bonus, stock awards, option awards, change in pension value and nonqualified deferred compensation earnings, and other compensation.

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive compensation for our CEO and non-CEO named executive officers (“NEOs”) and Company performance for the fiscal years listed below.

					Value of Initial Fixed $100 Investment Based on:(4)
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(1)(2)(3)	Average Summary Compensation Table Total for Non-CEO NEOs(1)	Average Compensation Actually Paid to Non-CEO NEOs(1)(2)(3)	Southern First Total Shareholder Return	S&P US BMI Banks – Southeast Region Index Total Shareholder Return	Net Income ($ in thousands)	Growth in Tangible Book Value(5)
2025	$ 1,146,833	1,212,900	478,812	507,946	$ 145.74	$ 187.40	$ 30,366	10.92%
2024	1,141,448	1,108,668	414,553	378,625	93.55	139.40	15,530	4.76%
2023	805,318	763,495	363,433	222,899	115.68	151.44	13,426	5.09%
2022	930,645	648,353	503,035	318,392	110.91	121.30	29,115	4.82%
2021	1,279,479	1,940,915	528,440	889,758	173.58	184.47	46,711	19.41%

(1)

R. Arthur Seaver, Jr. was our CEO for each year presented. The individuals comprising the Non-CEO NEOs are Messrs. Dowling, Hurst, and Aiken and Ms. King for 2021 and 2022, Messrs. Dowling, Hurst, Borrmann, and Aiken and Ms. King for 2023, Messrs. Hurst, Zych, Borrmann, Aiken and Ms. Fairchild for 2024 and Messrs. Hurst, Zych, and Wilbanks and Ms. Fairchild for 2025.

(2)	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the CEO and the Non-CEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table, excluding negative values. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

(4)	Total Shareholder Return (“TSR”) set forth in this table utilizes the S&P US BMI Banks – Southeast Region Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the S&P US BMI Banks – Southeast Region Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)

We determined Growth in Tangible Book Value (“TBV”) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our CEO and Non-CEO NEOs in 2025. This performance measure may not have been the most important financial performance measure for the prior years shown, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Year	Summary Compensation Table Total for CEO	Exclusion of Change in Pension Value for CEO	Exclusion of Stock Awards and Option Awards for CEO	Inclusion of Pension Service Cost for CEO	Inclusion of Equity Values for CEO	Compensation Actually Paid to CEO
2025	$ 1,146,833	(201,981)	(204,608)	97,999	374,657	1,212,900
2024	1,141,448	(110,300)	(308,978)	92,954	293,544	1,108,668
2023	805,318	-	(130,350)	92,686	(4,159)	763,495
2022	930,645	(50,741)	(122,280)	108,328	(217,558)	648,353
2021	1,279,479	(240,559)	(318,235)	112,730	1,107,500	1,940,915

Year	Average Summary Compensation Table Total for Non-CEO NEOs	Average Exclusion of Change in Pension Value for Non-CEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non- CEO Named Executive Officers	Average Inclusion of Pension Service Cost for Non-CEO NEOs	Average Inclusion of Equity Values for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs
2025	$ 478,812	(6,953)	(63,940)	4,594	95,433	507,946
2024	414,553	(2,291)	(100,199)	3,489	63,073	378,625
2023	363,433	(4,462)	(66,132)	4,598	(74,538)	222,899
2022	503,035	(8,421)	(70,311)	18,527	(124,438)	318,392
2021	528,440	(32,674)	(114,407)	20,391	488,008	889,758

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for CEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for CEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for CEO	Total - Inclusion of Equity Values for CEO
2025	$ 286,451	(8,826)	97,032	374,657
2024	330,959	(4,650)	(32,765)	293,544
2023	111,300	(88,220)	(27,239)	(4,159)
2022	91,500	(291,290)	(17,768)	(217,558)
2021	640,991	436,186	30,323	1,107,500
Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-CEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-CEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-CEO NEOs	Total - Average Inclusion of Equity Values for Non- CEO NEOs
2025	$ 89,516	(21,840)	27,757	95,433
2024	118,892	3,971	(59,790)	63,073
2023	45,262	(19,426)	(22,155)	(74,538)
2022	45,750	(134,948)	(35,240)	(124,438)
2021	232,561	224,092	31,355	488,008

Relationship Between Compensation Actually Paid and Company Performance

The graph below shows the relationship between compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs and our tangible book value over the five fiscal years ending December 31, 2025.

The graph below shows the relationship between compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs and our cumulative total shareholder return over the five fiscal years ending December 31, 2025. In addition, the table below shows the relationship between our cumulative total shareholder return and the S&P US BMI Banks - Southeast Region index total shareholder return over that same period.

The graph below shows the relationship between compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs and our net income over the five fiscal years ending December 31, 2025.

We consider the following to be the most important financial performance measures we use to link compensation actually paid to our NEOs for 2025, to company performance. The measures below are not ranked.

•	Tangible Book Value
•	Net Charge-offs as a Percentage of Average Loans
•	Total Shareholder Return

While we utilize several performance measures to align executive compensation with performance, all those measures are not presented in the Pay for Performance table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align the Company’s performance measures with compensation that is actually paid (as defined by SEC rules) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

While we do not consider net income to be one of the most important financial performance measures in determining overall compensation, it does impact the compensation actually paid to our CEO and other named executive officers as it is correlated with tangible book value.

Net charge-offs as a percentage of average loans also impacts the compensation actually paid to our CEO and other named executive officers because one third of the payout under our long-term incentive plan is based upon our cumulative net charge-offs during the three-year measurement period.

Our TSR directly impacts the compensation actually paid to our CEO and other named executive officers and is the primary driver of the difference between the Summary Compensation Table amounts and Compensation Actually Paid amounts in the above table. This results from the high percentage of compensation delivered through equity awards which are tied directly to share price.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to each of our non-employee directors for service as a director in 2025. None of our non-employee directors received any other compensation for the year ended December 31, 2025.

Name (1)	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)	Total($)
Andrew B. Cajka, Jr.	$ 53,300	17,494	70,794
Jennifer S. Cluverius	18,300	17,494	35,794
Mark A. Cothran	39,900	17,494	57,394
Leighton M. Cubbage	40,000	17,494	57,494
Anne S. Ellefson	46,100	17,494	63,594
David G. Ellison	40,600	17,494	58,094
Darrin Goss, Sr.	20,900	17,494	38,394
Terry Grayson-Caprio	46,100	17,494	63,594
Tecumseh Hooper, Jr.	41,200	17,494	58,694
Rudolph G. Johnstone, III	42,500	17,494	59,994
Ray A. Lattimore	39,900	17,494	57,394
Anna T. Locke	42,500	17,494	59,994
William A. Maner, IV	42,500	17,494	59,994
William M. McClatchey, Jr.	18,300	17,494	35,794
James B. Orders, III	52,200	17,494	69,694
Total director compensation	$ 584,300	262,410	846,710

(1)

There were no outstanding stock options held by non-employee directors at December 31, 2025. Stock options held at December 31, 2025 by Mr. Seaver are included in the table for the named executive officers under the heading entitled “Outstanding Equity Awards at Fiscal Year-End.”

(2)

Amount represents the grant date fair value of restricted stock units awarded on June 1, 2025 (485 underlying shares valued at $36.07 per share, the price of the Company’s common stock on that date). All director 2025 restricted stock unit awards were outstanding as of December 31, 2025. See Note 19 of our annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026, for information regarding assumptions made in the valuation of these awards.

Each year, our Compensation Committee reviews and evaluates the components of compensation paid to our non-employee directors. During 2025, the Compensation Committee determined to restructure the Company’s director compensation structure to better align director interests with that of the Company and its shareholders by including an equity-based component in addition to the monthly retainer and board and committee fees currently paid each month and to balance each of the three components equally. From January 1, 2025 through May 31, 2025, we paid each of our non-employee directors a monthly retainer of $2,500 and an additional $1,300 for each board and committee meeting they attended. Beginning June 1, 2025, we paid each of our non-employee directors a monthly retainer of $1,500 and an additional $1,300 for each board and committee meeting they attended and issued each director 485 restricted stock units as of June 1, 2025 at a fair value of $36.07 per unit and a vesting period of one year. Board and committee chairs received an additional $500 for each meeting they attended throughout the year.

BENEFICIAL OWNERSHIP OF CERTAIN PARTIES

The following table sets forth the number and percentage of outstanding shares that exceed 5% beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act) by any single person or group, as known by the Company as of March 31, 2026:

Name of Beneficial Owner	Number of Shares of Common Stock Owned	Right to Acquire	Percentage of Beneficial Ownership
FJ Capital Management LLC(1)	807,223	-	9.79%
T. Rowe Price Investment Management, Inc. (2)	784,738	-	9.51%
BlackRock, Inc. (3)	721,834	-	8.75%
Endeavour Capital Advisors, Inc.(4)	586,014	-	7.11%

(1)	According to the Form 13F filed by FJ Capital Management LLC with the SEC on February 13, 2026, FJ Capital Management LLC reported beneficial ownership of 807,223 shares of the Company’s common stock. This represents approximately 9.79% of the Company's outstanding shares as of March 31, 2026. The filing indicates that FJ Capital Management LLC has sole voting and dispositive power over all 807,223 shares. The address for FJ Capital Management LLC is 7901 Jones Branch Drive, Suite 210, McLean, VA 22102.
(2)	According to the Form 13F filed by T. Rowe Price Investment Management, Inc. with the SEC on February 17, 2026 and amended on February 19, 2026, the firm reported beneficial ownership of 784,738 shares of the Company’s common stock. This represents approximately 9.51% of the Company's outstanding shares as of March 31, 2026. The filing indicates that T. Rowe Price Investment Management, Inc. has sole voting and dispositive power over all 784,738 shares. The address for T. Rowe Price Investment Management, Inc. is 1307 Point Street, Baltimore, MD 21231.
(3)	According to the Form 13F filed by BlackRock, Inc. with the SEC on February 12, 2026, the firm reported beneficial ownership of 721,834 shares of the Company’s common stock. This represents approximately 8.75% of the Company’s outstanding shares as of March 31, 2026. The filing indicates that BlackRock, Inc. has sole voting power over 682,307 shares and sole dispositive power over all 721,834 shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4)	According to the Form 13F filed with the SEC on February 9, 2026 by Endeavour Capital Advisors Inc. and certain affiliated individuals, including Laurence M. Austin, Mitchell J. Katz and Jonah Marcus, such persons reported shared voting and dispositive power over 586,014 shares which represents approximately 7.11% of the Company’s outstanding shares as of March 31, 2026. The address for Endeavour Capital Advisors Inc. and such affiliated individuals is 410 Greenwich Avenue, Greenwich, CT 06830.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 31, 2026, the number and percentage of outstanding shares of our common stock beneficially owned by (i) each director and nominee for director of the Company, (ii) each named executive officer, and (iii) all executive officers and directors as a group. Unless otherwise indicated, the mailing address for each beneficial owner is care of Southern First Bancshares, Inc., 6 Verdae Boulevard, Greenville, South Carolina 29607.

Name and Address	Number of Shares Owned(1)	Right to Acquire(2)	Percentage of Beneficial Ownership(3)
Directors
Andrew B. Cajka, Jr.	12,386	-	0.15%
Jennifer S. Cluverius	485	-	0.01%
Mark A. Cothran(4)	100,076	-	1.21%
Leighton M. Cubbage	51,170	-	0.62%
Anne S. Ellefson	6,697	-	0.08%
David G. Ellison	49,661	-	0.60%
Darrin Goss, Sr.	485	-	0.01%
Terry Grayson-Caprio	3,885	-	0.05%
Tecumseh Hooper, Jr.	42,882	-	0.52%
Rudolph G. Johnstone, III	30,366	-	0.37%
Ray A. Lattimore	1,070	-	0.01%
Anna T. Locke	3,292	-	0.04%
William A. Maner, IV	3,585	-	0.04%
William M. McClatchey, Jr.	485	-	0.01%
James B. Orders, III(5)	57,492	-	0.70%
Named Executive Officers
R. Arthur Seaver, Jr.	102,497	39,000	1.71%
Calvin C. Hurst	18,383	24,000	0.51%
Christian J. Zych	7,231	-	0.09%
Wesley C. Wilbanks	6,254	-	0.08%
Julie A. Fairchild	6,700	6,000	0.15%
Executive officers and directors as a group (20 persons)	505,082	69,000	6.90%

(1)	As reported to the Company by the directors, nominees and executive officers.
(2)	Includes shares that may be acquired within 60 days of the date of this proxy statement by exercising vested stock options (or stock options that will vest within 60 days of the date of this proxy statement), but does not include any unvested stock options.
(3)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 8,247,665 shares of common stock outstanding on March 31, 2026.
(4)	Includes 47,000 shares pledged as collateral to secure personal indebtedness over which Mr. Cothran retains voting rights.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We enter into banking and other transactions in the ordinary course of business with our directors and officers of the Company and the Bank and their affiliates. Our policies and procedures related to these transactions are not in writing, and related-person transactions are reviewed and approved in advance by our audit committee. These transactions are made on substantially the same terms (including price, interest rates, repayment terms, and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such loans do not involve more than the normal risks of repayment nor present other unfavorable features. All loans to directors and executive officers are subject to our Bank’s standard credit approval process, internal lending policies, and applicable regulatory limits. Any director with a personal interest in a transaction is required to recuse himself or herself from consideration of the transaction.

The aggregate dollar amount of loans outstanding to persons affiliated with the bank was approximately $52.1 million at December 31, 2025 and $25.1 million at December 31, 2024.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during fiscal year 2025 were Messrs. Cubbage, Hooper, Johnstone, Maner and Orders and Mses. Ellefson and Cluverius. No member of this committee was at any time during 2025 or at any other time an officer or employee of the Company or any of its subsidiaries, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the compensation committee during 2025.

Interests of Management and Others in Certain Transactions

The Bank leases land for one of its branch offices from Cothran Properties, LLC, a company owned by our director, Mark A. Cothran. Lease payments under this arrangement are $10,749 per month, which equates to approximately $129,000 on an annualized basis. The Bank believes that the lease payments reflect market rates and that the lease was entered into on terms that could have been obtained in a comparable arm’s-length transaction.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of copies of such reports furnished to us and written representations from the reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with on a timely basis during fiscal 2025, except that Jennifer S. Cluverius, Darrin Goss, Sr. and William M. McClatchey, Jr. did not timely file certain required Section 16 reports in connection with their appointments as directors effective June 1, 2025 and the related June 1, 2025 grants of restricted stock units. The late filings were attributable to administrative delays in obtaining SEC filing codes (CIK and CCC), and the filings were made promptly after those codes were received and access was obtained.

SHAREHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING OF SHAREHOLDERS

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2027 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, they must deliver a written copy of their proposal to our principal executive offices no later than December 7, 2026. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. All proposals must comply with the applicable requirements of Rule 14a-8 and our bylaws to be considered for inclusion in our 2027 proxy materials.

If you would like to submit a director nomination, it must be received by our Corporate Secretary at the address below no later than the close of business on February 17, 2027. Any matter, including any director nomination, must comply with our bylaws.

It is our policy that any shareholder proposal (including any shareholder proposal not submitted under Rule 14a-8) to be made at an annual meeting, but which is not requested to be included in our proxy materials, must be delivered to our corporate secretary between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders. However, if the date of the 2027 Annual Meeting is advanced or delayed by more than 30 days from the anniversary of the 2026 Annual Meeting, such notice must be delivered no earlier than the 120th day prior to the meeting and no later than the later of (i) the 90th day prior to the meeting or (ii) the 10th day following the day on which public disclosure of the date of the meeting is first made. To be timely for the 2027 annual meeting, a shareholder proposal must be delivered to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary, no earlier than March 19, 2027 and no later than April 18, 2027.

Finally, in addition to satisfying the foregoing requirements under our bylaws, to comply with Rule 14a-19, the SEC’s universal proxy rule, for our 2027 annual meeting of shareholders, a shareholder who intends to solicit proxies in support of director nominees, other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 by March 20, 2027.

SHAREHOLDER COMMUNICATIONS

We do not have a formal process by which shareholders may communicate with our board of directors. Historically, however, the chairman of the board or the nominating committee has undertaken responsibility for responding to questions and concerns expressed by shareholders. In the view of our board of directors, this approach has been sufficient to ensure that questions and concerns raised by shareholders are adequately addressed. Any shareholder desiring to communicate with our board of directors may do so by writing to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary.

OTHER BUSINESS

We do not know of any other business to be presented at the 2026 Annual Meeting of Shareholders. If any other matters are properly brought before the 2026 Annual Meeting of Shareholders, however, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

April 6, 2026

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SOUTHERN FIRST BANCSHARES, INC.
P.O. BOX 17465
GREENVILLE S.C. 29606

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/18/2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/18/2026. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except

The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1.	To elect 16 directors for a 1-year term.

Nominees

01	Andrew B. Cajka	02	Jennifer S. Cluverius	03	Mark A. Cothran	04	Leighton M. Cubbage	05	Anne S. Ellefson
06	David G. Ellison	07	Darrin Goss, Sr.	08	Terry Grayson-Caprio	09	Tecumseh Hooper, Jr.	10	Rudolph G. Johnstone
11	Ray A. Lattimore	12	Anna T. Locke	13	William A. Maner, IV	14	Billy McClatchey	15	James B. Orders, III
16	R. Arthur Seaver, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	To conduct an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote).	☐	☐	☐

3.	To ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000700193_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement are available at www.proxyvote.com

Annual Meeting of Shareholders - May 19, 2026

This Proxy is Solicited by the Board of Directors

The undersigned hereby constitutes and appoints James B. Orders, III and Andrew B. Cajka each of them as his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Southern First Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Southern First Bancshares, Inc. to be held on May 19, 2026, at Southern First Bank at 6 Verdae Boulevard, Greenville, South Carolina, at 9:30 a.m., Eastern Standard time, and at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the sixteen identified directors to serve on the board of directors, FOR Proposal No. 2, and FOR Proposal No. 3, and in the discretion of the persons appointed herein upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)

0000700193_2 R2.09.05.010